UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Chase Corporation
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CHASE CORPORATION

295 University Avenue
Westwood, MA  02090
Telephone (781) 332-0700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the annual meeting of shareholders (the “Annual Meeting”) of Chase Corporation will be held at 9:30 a.m. on Tuesday, February 2, 2021. This year’s Annual Meeting of shareholders will be conducted virtually via the internet. Shareholders will be able to attend the Annual Meeting, vote, and submit questions via a live webcast accessible at www.virtualshareholdermeeting.com/CCF2021. Votes will be cast to determine the following issues:

(1)	To elect nine members of the Board of Directors of the corporation, each to serve until the 2022 annual meeting of shareholders or until his or her successor is duly elected and qualified;
(2)	To conduct a non-binding advisory vote on the compensation of our named executive officers;
(3)	To ratify the appointment of Grant Thornton LLP as the corporation’s independent registered public accounting firm for the fiscal year ending August 31, 2021; and
(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

All shareholders of record of Chase Corporation at the close of business on November 30, 2020 will be notified and are entitled to vote at the Annual Meeting.

Our proxy materials are accessible via the internet for the holders of our common stock, which is the only class of voting stock outstanding, under the Securities and Exchange Commission’s “notice and access” rules. Detailed information concerning these matters is set forth in the Important Notice Regarding the Availability of Proxy Materials (the “Notice”), which holders of our common stock have received in the mail, and by this Notice of Annual Meeting of Shareholders and the attached Proxy Statement.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please either vote by telephone or internet (if you hold shares of our common stock) or, if you received printed proxy materials and wish to vote by mail, please promptly sign and return your proxy card in the enclosed envelope. Please review the instructions on each of your voting options described in the attached Proxy Statement as well as in the Notice you received in the mail. If you attend the Annual Meeting and wish to vote your shares, your proxy will not be used.

The Board of Directors hopes that all shareholders who can conveniently do so will attend the Annual Meeting.

By order of the Board of Directors,

GEORGE M. HUGHES
Corporate Secretary

December 22, 2020

CHASE CORPORATION
295 University Avenue
Westwood, MA  02090
Telephone (781) 332-0700

PROXY STATEMENT
December 22, 2020

The enclosed proxy is solicited by and on behalf of the Board of Directors of Chase Corporation (the “Company”) for the annual meeting of the Company’s shareholders to be held on February 2, 2021 at 9:30 a.m., and at any adjournment thereof (the “Meeting”).  The cost of solicitation will be borne by the Company.  In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone.

The authority granted by a duly executed proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by voting at the Meeting. Shareholders who attend the Meeting will not be deemed to have revoked their proxies unless they affirmatively indicate at the Meeting their intention to vote their shares. Unless a proxy is revoked, the shares represented thereby will be voted as directed. If no specific preferences are indicated, proxies will be voted; “for” the election of the directors nominated by the Board of Directors; “for” the approval, on an advisory and non-binding basis, of the compensation of the Company’s named executive officers; “for” the ratification of the appointment of the Company’s independent registered public accounting firm; and in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Meeting or any adjournment or postponement thereof.

On November 30, 2020, there were 9,446,281 outstanding shares of the Company’s common stock, $0.10 par value per share, which is the only class of voting stock outstanding.  Shareholders of record at the close of business on that date are entitled to vote at the Meeting.  With respect to all matters that will come before the Meeting, each shareholder may cast one vote for each share of common stock registered in his or her name on the date of record.

A majority of shareholders attending the Annual Meeting who are entitled to vote, or those represented by proxy, will constitute a quorum for the transaction of business at the Meeting.   Directions to withhold authority, abstentions, and broker non-votes will be counted as present at the Meeting for purposes of determining the existence of a quorum at the Meeting. A “broker non-vote” occurs when a registered broker holding a customer’s shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.

Proxy materials for the Meeting will be distributed to holders of our common stock via the internet under the “notice and access” provision outlined by the rules of the Securities and Exchange Commission (the “SEC”). Accordingly, on or about December 22, 2020, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to holders of our common stock. The Notice contains instructions on how to access proxy materials on the internet, including this proxy statement and our annual report to shareholders for the fiscal year ended August 31, 2020. Our annual report to shareholders includes a copy of our annual report on Form 10-K for the fiscal year ended August 31, 2020, as filed with the SEC on November 12, 2020, with the exception of certain exhibits.

Shareholders who prefer to receive a paper copy of our proxy materials, should follow the instructions included in the Notice.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 2, 2021:

The proxy statement and annual report to security holders are available at https://materials.proxyvote.com/16150R.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of the Company’s common stock as of November 30, 2020 by (i) all persons known to the Company to be beneficial owners of more than 5% of the Company’s outstanding common stock, (ii) each of our directors or nominees for director, (iii) each of the executive officers named in our summary compensation table, and (iv) all of our directors and executive officers as a group.

	Nature and Amount of Beneficial Ownership
	Number of	Shares	Total Shares	Percentage of
	Shares	Subject to	Beneficially	Outstanding
Name	Owned (a)	Options (b)	Owned (c)	Shares
FMR LLC (d) 82 Devonshire Street Boston, MA 02109	852,969	—	852,969	9.0%
Edward L. Chase Revocable Trust (e) 39 Nichols Road Cohasset, MA 02025	804,700	—	804,700	8.5%
Neuberger Berman Group LLC (f) 1290 Avenue of the Americas New York, NY 10104	727,367	—	727,367	7.7%
BlackRock, Inc. (g) 55 East 52nd Street New York, NY 10055	507,772	—	507,772	5.4%
Peter R. Chase 295 University Avenue Westwood, MA 02090	905,569	—	905,569	9.6%
Adam P. Chase (h)	340,050	60,079	400,129	4.2%
Christian J. Talma (i)	7,543	1,115	8,658	*
Mary Claire Chase	7,459	—	7,459	*
Thomas D. DeByle	1,422	—	1,422	*
John H. Derby III	3,174	—	3,174	*
Lewis P. Gack	4,119	—	4,119	*
Chad A. McDaniel	2,176	—	2,176	*
Dana Mohler-Faria	2,691	—	2,691	*
Joan Wallace-Benjamin	—	—	—	*
Thomas Wroe, Jr.	4,707	—	4,707	*
All executive officers and directors as a group (11 persons)	1,278,910	61,194	1,340,104	14.1%

Less than one percent

(a)	Excludes shares that may be acquired through stock option exercises.
(b)	Pursuant to Rule 13d-3(d) (1) of the Exchange Act, includes shares that may be acquired through stock option exercises within the 60-day period following November 30, 2020. Excludes shares underlying stock options that have not vested and will not vest within the 60-day period.
(c)	The beneficial owners of these shares have sole voting and investment authority over such shares, except as otherwise indicated.
(d)	These shares are deemed to be beneficially owned by FMR LLC, Abigail P. Johnson and, with respect to 537,475 of the shares, Fidelity Low-Priced Stock Fund, a registered investment company. This information is based upon the Schedule 13G/A filed on February 7, 2020 by FMR LLC.
(e)	The trustees of the Edward L. Chase Revocable Trust have voting and investment authority with respect to the shares. The trustees of the trust are Jean Chase, Sarah Chase, E. Stephen Chase, and Janet Gibson, each of whom has a business address c/o Edward L. Chase Revocable Trust, 39 Nichols Road, Cohasset, MA 02025.

(f)	These shares are deemed to be beneficially owned by Neuberger Berman Group LLC and certain affiliates. Includes 721,452 shares over which Neuberger Berman Group LLC and affiliates report the shared power to vote and dispose, and 5,915 shares for individual client accounts over which Neuberger Berman Investment Advisers LLC reports shared power to dispose but does not have voting power. This information is based upon the Schedule 13G/A filed on February 12, 2020 by Neuberger Berman Group LLC.
(g)	These shares are deemed to be beneficially owned by BlackRock, Inc. and certain affiliates. Includes 13,134 shares overs which the reporting person reports sole power to dispose but does not have voting power. This information is based upon the Schedule 13G filed on February 5, 2020 by BlackRock, Inc.
(h)	Of the total shares beneficially owned, 21,124 represent shares of restricted stock, subject to forfeiture under time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends. Of this amount, 2,906 shares of restricted stock are further subject to forfeiture under performance vesting provisions.
(i)	Of the total shares beneficially owned, 7,543 represent shares of restricted stock, subject to forfeiture under time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends. Of this amount, 892 shares of restricted stock are further subject to forfeiture under performance vesting provisions.

Certain Transactions

Consistent with the requirements of the NYSE American, the Audit Committee of the Board of Directors reviews and oversees any transactions with a “related person” within the scope of the SEC’s rules on disclosure of such transactions. From time to time, the Board of Directors has formed a special independent committee of the Board comprised of independent and non-interested directors to review and oversee proposals relating to specific transactions with related persons on an ad hoc basis. The Company does not have a written policy relating to such review.

Other than as described above, and other than the compensation and severance arrangements with the Company’s named executive officers and the director compensation arrangements described in “Executive Officer and Director Compensation,” the Company is not a participant in any transaction since the beginning of its last completed fiscal year, or any presently proposed transaction, involving more than $120,000 in which any shareholder holding more than 5% of the Company’s common stock, any of its executive officers, directors, director nominees or their immediate family members, has or will have a direct or indirect material interest.

Compensation and Management Development Committee Interlocks and Insider Participation

The current members of the Compensation and Management Development Committee are Messrs. Wroe (Chairman), DeByle, Derby and McDaniel. None of the Company’s executive officers serves as a member of the board of directors or Compensation and Management Development Committee of any other company that has one or more executive officers serving as a member of the Chase Corporation Board of Directors or Compensation and Management Development Committee.

PROPOSAL 1
ELECTION OF DIRECTORS

A slate of nine directors is presented for election at the Meeting.  The Board of Directors recommends that the nine nominees named below be elected as directors.  The directors elected at the Meeting will hold office until the next annual meeting or until their successors are elected and qualified.  When a proxy in the accompanying form is properly executed and returned, unless marked to the contrary, all shares represented by such proxy will be voted for the election of the persons named below. If any nominee should become unable or unwilling to serve as director, then the persons voting the accompanying proxy may in their discretion vote for a substitute.  The Board of Directors is not presently aware of any reason that would prevent any nominee from serving as a director if elected.

Vote Required

A quorum being present, the nominees for director shall be elected by a plurality of the votes cast at the Meeting by the holders of shares entitled to vote at the Meeting.  Votes may be cast for the election of the nominees for director or withheld; votes that are withheld, and broker non-votes, will have no effect on the outcome of the election of directors.

Nominees

The following table contains information about the nominees for director, including their business experience, qualifications, and other directorships. In addition to the qualifications presented below, the Company believes that each of the nominees has demonstrated the personal and professional integrity, good business judgment, adherence to high ethical standards, and commitment to service to the Company that are required of all directors. All of the current directors’ present terms expire in 2021. All nine of the nominees below are current standing directors of the Company.

		Business Experience During Past Five Years,	Has Been a
Name	Age	Other Directorships and Qualifications	Director Since

Adam P. Chase	48	President of the Company since January 2008, Chief Executive Officer of the Company since February 2015. Adam Chase was the Chief Operating Officer of the Company from February 2007 to February 2015.	2010

Adam Chase has over two decades of experience at Chase Corporation in various capacities including finance and operations as well as over ten years as an executive officer of the Company. His background in the day-to-day management of sales and operations as well as his current perspective as Chief Executive Officer gives him insight into the critical components of strategy and tactics that will help grow the Company. The Board believes that it is important to have the insight of the Chief Executive Officer of the Company reflected in its strategic thinking.

		Business Experience During Past Five Years,	Has Been a
Name	Age	Other Directorships and Qualifications	Director Since

Peter R. Chase	72	Chairman of the Board of the Company since February 2007, and Executive Chairman of the Company since February 2015. Peter Chase was the Chief Executive Officer of the Company from September 1993 to February 2015. He is currently a director of AIM Mutual Insurance Company.	1993

Peter R. Chase was named an executive officer of the Company in 1988, and has more than 45 years’ experience in various positions since starting with Chase Corporation. He has extensive knowledge of both the day-to-day operations of the Company and its strategic vision. The Board believes that Peter Chase’s deep understanding of the Company’s operations, its history and its industry benefit the Board of Directors in its deliberations and in setting strategy for the Company.

Mary Claire Chase	65	President of Chase Partners, LTD., an executive search firm specializing in financial services and management consulting, since August 2000. Prior to launching Chase Partners, Ms. Chase served as Senior Vice President, Director of Executive Search for Putnam Investments and Director of Global Staffing and Development for Arthur D. Little, Inc.	2005

Mary Claire Chase has an extensive background in human resources. Her experience with evaluating executive talent gives her insight into organizational structure which is critical to executing strategic plans.

Thomas D. DeByle	60	Senior Vice President and CFO at NN, Inc. (NASDAQ:NNBR) since September 2019. Previously, Vice President and Chief Financial Officer of Standex International (NYSE:SXI) from March 2008 through September 2019.	2019

Mr. DeByle’s financial background and broad expertise, including experience as an executive for publicly traded companies that manufacture a variety of products and services for diverse commercial and industrial markets, offers a valuable contribution to the Board, particularly on issues relating to corporate finance, business strategy, strategic acquisitions, managerial issues, and banking relationships.

		Business Experience During Past Five Years,	Has Been a
Name	Age	Other Directorships and Qualifications	Director Since

John H. Derby III	75	President at Derby Management, a management consulting firm specializing in both emerging and middle market growth companies, since 1990, and Director of Tufts Entrepreneurship Center since 2018 and a professor since 2006. A lecturer at MIT since 2000. Mr. Derby is currently a director of numerous privately held companies, including Reiser Inc. (Chairman), Loci Controls, Brainshark (Co-Founder and Director) and AVIANT Healthcare and Hospice.	2015

		Mr. Derby’s strong executive, consulting and sales experience and insight benefit the Company, particularly through his core expertise in sales, marketing and strategic planning.

Chad A. McDaniel	47	Mr. McDaniel is the Executive Vice President, General Counsel and Chief Administrative Officer of Lydall, Inc. (NYSE:LDL), leading the Company’s global Legal, Human Resources and Environmental, Health & Safety organizations. He has been with Lydall since 2013.	2016

Mr. McDaniel’s legal and human resource background and broad expertise, including experience working for publicly traded manufacturing companies, offers a valuable contribution to the Board, particularly on issues relating to corporate legal and regulatory matters, strategic acquisitions, managerial issues, banking relationships, corporate finance and business strategy.

Dana Mohler-Faria	73	Dr. Mohler-Faria is currently President Emeritus of Bridgewater State University, after having served as president from 2002 to 2015, and is a former member of the Massachusetts Board of Elementary and Secondary Education. He chairs and is involved in multiple non-profits focused on leadership and higher education. He was formerly the Special Advisor for Education to the Governor of Massachusetts prior to the creation of a cabinet-level Secretary of Education in 2008.	2016

Dr. Mohler-Faria’s higher education background, including his prior executive role overseeing one of the largest public colleges in Massachusetts, along with his experience advising state government, offers a valuable contribution to the Board, particularly on matters relating to leadership of a diverse organization, working with state government, finance and strategic vision.

		Business Experience During Past Five Years,	Has Been a
Name	Age	Other Directorships and Qualifications	Director Since

Joan Wallace-Benjamin	67

Dr. Wallace-Benjamin, currently the founder and president of J Wallace-Benjamin Consulting LLC, an executive coaching practice, since 2019, has a 38-year career in senior executive roles, during 27 of which she served as a Chief Executive Officer in the non-profit, governmental, and private sectors. Dr. Wallace-Benjamin last served for 15 years, through 2018, as the President and CEO of The Home for Little Wanderers, which is America’s oldest and one of New England’s largest child and family services organizations. She also served as the President and CEO of the Urban League of Eastern Massachusetts. She was the Director of Operations for the Boys and Girls Clubs of Boston; served as an executive search consultant with Whitehead Mann, a global executive search firm headquartered in London; and as the first Chief of Staff for Massachusetts Governor Deval Patrick.

			2020

Dr. Wallace-Benjamin’s extensive background and executive leadership as a CEO for complex organizations brings a wealth of experience to the Board. Her experience with challenging executive decision-making, work with M&A, enterprise integration and transformation, strategic planning and management, and advising CEOs, are valuable assets for the Board.

Thomas Wroe, Jr.	70	Chairman of the Board of Apex Tool Group, LLC from 2013 to 2020. Mr. Wroe served as CEO of Apex Tool Group, LLC from 2014 to 2016. He served as Chairman of the Board of Sensata Technologies (NYSE:ST) from its IPO in 2010 until 2015, and continues to serve on its Board. Mr. Wroe was also CEO of Sensata Technologies through 2012. He served on the Board of Directors of GT Advanced Technologies (OTC:GTAT) from 2013 through 2016.	2008

Mr. Wroe’s strong executive experience, including serving as chief executive of a large public company, provides a well-rounded global perspective. He has experience in the oversight of complex operations and engineering, acquisitions and integration, manufacturing and customer relations, and offers additional business development expertise to the Board.

Adam P. Chase, President and Chief Executive Officer of the Company, is the son of Peter R. Chase, grandson of Edward L. Chase (deceased) and the nephew of Mary Claire Chase.

Peter R. Chase, Executive Chairman of the Company, is the father of Adam P. Chase, the son of Edward L. Chase (deceased) and the brother of Mary Claire Chase.

Mary Claire Chase is the daughter of Edward L. Chase (deceased), the sister of Peter R. Chase and the aunt of Adam P. Chase.

Lewis P. Gack, a current director, advised the Company on December 1, 2020 that he had decided not to stand for reelection to the Board upon the expiration of his term at the Meeting.

Corporate Governance

The Company has always believed that good corporate governance and the highest level of corporate ethics are important to ensure the Company is managed for the long-term benefit of its shareholders.

The Company’s Board of Directors held four meetings during the fiscal year ended August 31, 2020. Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and all meetings held by committees of the Board on which he or she served. The Company does not have a formal policy with respect to director attendance at annual shareholders meetings; however, it does encourage all directors to attend. All directors nominated and elected in February 2020 attended last year’s annual shareholders meeting.

The Company has adopted the Chase Corporation Code of Ethics, which is applicable to all Chase employees, including our Executive Chairman, President and Chief Executive Officer, Treasurer and Chief Financial Officer, and other employees in the financial reporting process. The Company has also adopted a Code of Business Conduct and Ethics for Directors of Chase Corporation, which is applicable to members of our Board of Directors. The Chase Corporation Code of Ethics and the Code of Business Conduct and Ethics for Directors of Chase Corporation are both available on the Chase Corporation website (www.chasecorp.com). The Company shall disclose any amendment to the codes of ethics, applicable to our directors and executive officers, and any waiver, including an implicit waiver, from the provisions of these codes of ethics as they relate to such directors and officers, on its website.

Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by writing to: Chase Corporation, 295 University Avenue, Westwood, MA 02090 Attn: Board of Directors.

The Board conducts an annual review to verify director independence. As a result of its most recent review, the Board has determined that the following directors are independent, as defined in the listing standards of the NYSE American: Thomas D. DeByle, John H. Derby III, Lewis P. Gack, Chad A. McDaniel, Dana Mohler-Faria, Joan Wallace-Benjamin and Thomas Wroe, Jr. In making these determinations, the Board considered all relationships between the Company and the directors, including: Mr. Derby’s consulting services performed for the Company prior to becoming a Board member, and services performed during fiscal 2017 for which Derby Management received $5,500. The Board determined each such relationship, and the aggregate of such relationships, to be immaterial to the applicable director’s ability to exercise independent judgment.

Board Leadership Structure

Effective with its annual shareholders meeting held in February 2015, as part of the Company’s Board-approved succession plan, Adam P. Chase was named President and Chief Executive Officer of Chase Corporation and Peter R. Chase was named Executive Chairman of Chase Corporation. Prior to February 2015, the Company combined the offices of Chairman and Chief Executive Officer. Both the current Executive Chairman and the current President and Chief Executive Officer have long histories with the Company, and the Board believes that its leadership structure makes the best use of their combined extensive knowledge of the Company and enables clear communication between management and the Board.

Effective October 2020, the Board appointed Dana Mohler-Faria to the newly created role of Lead Independent Director. As Lead Independent Director, Dr. Mohler-Faria assumes all duties and responsibilities of that position, including presiding over executive sessions of independent directors and assisting with setting agendas for Board meetings. The Board established this new position in recognition of the increasingly complex environment in which the Company operates, and to ensure an established channel of communication for the independent directors is maintained. The Board believes that this new structure will continue to foster the positive collaboration among independent directors that the Company has enjoyed in the past. Further, the standing committees of the Board all have one or more overlapping members, and the Board feels that communication among committees is relatively efficient in light of this cross-fertilization of membership. The role of Lead Independent Director will serve to strengthen communications among independent directors, and with senior management and the Board.

Board’s Role in Risk Oversight

The Board is responsible for monitoring the risks that affect the Company, including operational, legal, regulatory, strategic and financial risks. As part of the regular Board meetings, management presents the Board with updates regarding key facets of the Company’s operations. The Board is responsible for assessing risks based on its working knowledge of the Company and the risks inherent in the Company’s business. As discussed below, the Audit Committee monitors the Company’s financial and audit-related risks. The Compensation and Management Development Committee monitors any risks that may arise from the Company’s compensation policies and practices.

Committees of the Board of Directors

The Board has the following standing committees: (a) Audit, (b) Compensation and Management Development, and (c) Nominating and Governance. All members of the committees serve at the pleasure of the Board of Directors.  The functions and current membership of each committee are as follows:

Audit Committee.  The Audit Committee recommends to the Board of Directors the engagement of the Company’s registered public accounting firm, reviews the scope and extent of its audit of the Company’s financial statements, reviews the annual financial statements with the registered public accounting firm and with management, and makes recommendations to the Board of Directors regarding the Company’s policies and procedures as to internal accounting and financial controls. The current members of the Audit Committee are Thomas D. DeByle, Chairman, Lewis P. Gack, Chad A. McDaniel and Dana Mohler-Faria. Each member of the committee is independent, as independence for audit committee members is defined in the listing standards of the NYSE American and the applicable regulations of the Securities and Exchange Commission. The Board has determined that Mr. DeByle is an audit committee financial expert as defined in Securities and Exchange Commission regulations.  The Audit Committee held nine meetings during the fiscal year ended August 31, 2020. The Audit Committee operates under a written charter that is available through the Company’s website at www.chasecorp.com.

During the 2019 fiscal year (the prior year), the Audit Committee, in consultation with executive financial management at the Company, invited a competitive process to review the appointment of the Company’s independent registered public accounting firm for the current fiscal year. As a result of this process and following careful deliberation, on February 6, 2019, the Committee notified PricewaterhouseCoopers LLP that the Company intended to terminate its engagement with them following the issuance of the Company’s Quarterly Report on Form 10-Q for the period ending February 28, 2019. On April 2, 2019, the Committee authorized an engagement with Grant Thornton LLP. Grant Thornton LLP officially became the Company’s independent registered public accounting firm on that same day, as reflected in the Company’s Form 8-K filed on April 4, 2019.

Compensation and Management Development Committee.  The Compensation and Management Development Committee advises the Board of Directors on matters of management, organization, and succession, recommends approval of persons for appointments to key employee positions, and recommends decisions regarding compensation for directors, officers and key employees to the Board of Directors.  The committee also administers the Company’s equity incentive plans. The Compensation Discussion and Analysis presented elsewhere in this proxy statement outlines the role of the Executive Chairman and the Chief Executive Officer in evaluating and making salary recommendations for the Treasurer and Chief Financial Officer. Information concerning the Committee’s engagement of compensation consultants for the purpose of benchmarking compensation is also discussed in further detail in the Compensation Discussion and Analysis contained in this proxy statement. The members of the committee are Thomas Wroe, Jr., Chairman, Thomas D. DeByle, John H. Derby III and Chad A. McDaniel. Each member of the committee is independent, as independence for Compensation and Management Development Committee members is defined under the listing standards of the NYSE American and the applicable regulations of the Securities and Exchange Commission. The committee held three meetings during the fiscal year ended August 31, 2020. The Compensation and Management Development Committee operates under a written charter that is available through the Company’s website at www.chasecorp.com.

Nominating and Governance Committee.  The Nominating and Governance Committee recommends persons for election as directors of the Company. The Committee also makes recommendations to the Board of Directors regarding the structure and membership of the various committees of the Board of Directors, including the Nominating and Governance Committee itself.  The members of the Nominating and Governance Committee are Dana Mohler-Faria, Chairman, Lewis P. Gack, Chad A. McDaniel and Thomas Wroe, Jr.  Each member of the committee is independent, as independence is defined in the listing standards of the NYSE American. The Nominating and Governance Committee held four meetings during the fiscal year ended August 31, 2020. The Nominating and Governance Committee operates under a written charter that is available through the Company’s website at www.chasecorp.com.

Director Nomination Process

The Nominating and Governance Committee identifies individuals believed to be qualified to become Board members and recommends individuals to fill vacancies. In nominating candidates, the Committee takes into consideration such factors as it deems appropriate, including judgment, experience, skills and personal character, as well as the needs of the Company. The Nominating and Governance Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the committee and in accordance with the Company’s Bylaws.  Regardless of the source of nominees presented to the Committee, the Nominating and Governance Committee engages a consistent and unbiased review process in the evaluation of each qualified candidate.

The Company’s Bylaws provide that the Nominating and Governance Committee shall recommend the Chief Executive Officer of the Company for election to the Board.

The Company’s Bylaws provide that the Nominating and Governance Committee may recommend to the Board of Directors any individual or individuals for election to the Board of Directors if, after such election, a majority of the Board of Directors shall consist of “non-affiliated directors.” “Non-affiliated directors” are directors (i) who are not lineal descendants of Edward L. Chase (whether by blood or adoption); (ii) who are not the spouse of Edward L. Chase or of any of such spouse’s lineal descendants; (iii) who are not at the time of determination, and shall not have been at any time within three years preceding such time, officers or employees of the Company (or its predecessor) or any of its subsidiaries, affiliates or divisions; (iv) who are not at the time of determination the beneficial owners of more than 10% of the issued and outstanding shares of any class of the Company’s stock; (v) who are not officers, employees, directors or partners of any person who at the time of determination is a holder of more than 10% of the issued and outstanding shares of any class of the Company’s stock; and (vi) who satisfy the standards for independence under the listing rules of any registered national securities exchange on which the Company’s stock may be listed.

The Nominating and Governance Committee does not have a formal policy relating to diversity among directors. In considering new nominees and whether to re-nominate existing members of the Board, the committee examines each person’s specific skills and attributes in the context of the skill sets represented on the Board and seeks to achieve a Board with strengths in its collective knowledge and a broad diversity of perspectives, skills and business and professional experience. Among other items, the committee looks for a range of experience in strategic planning, sales, finance, executive leadership, legal and similar attributes.

Board Self-Assessment

The Nominating and Governance Committee has developed and implemented a self-evaluation process to assess the configuration and enhance the functionality and effectiveness of the Board and each of its standing committees. The Nominating and Governance Committee structured the evaluations to reflect and assess Board and committee effectiveness as it relates to chartered responsibilities of each committee and the Board as a whole. Summary information derived from the evaluation process is used to further refine and focus Board and committee activity and contributions to advance shareholder value. The self-evaluations are instrumental in determining future needs of the Board in relation to the Company’s strategic goals. The evaluations also provide significant context and information important in identifying the qualifications future candidates should possess to add value in the achievement of strategic goals. All directors participated in the evaluations for both the Board and committees on which each served.

Social and Environmental Responsibility

Chase is committed to environmental and social responsibility through our own actions and through the actions of our chosen supply chain partners. We have both a Human Rights Policy and a Supplier Code of Conduct (available at www.chasecorp.com, by clicking on “Responsibility,” and then clicking on “Human Rights”) that set forth our views on human rights as a fundamental value of Chase Corporation and our expectations for our suppliers. These are part of our Core Values and Mission, and we strive to respect and promote human rights in accordance with the United Nations Guiding Principles on Business and Human Rights in our relationships with our employees, customers, suppliers, and vendors. Our aim is to further advance human rights within the communities in which we operate. We look upon our suppliers as partners and expect that they will conduct their businesses in an ethical manner, act with integrity and engage in behavior that respects human rights, promotes a safe and healthy work environment and is environmentally responsible and efficient.

Our environmental health and safety (“EHS”) policies include those on Energy & Resources, Safety Performance, and Environmental Impact (available at www.chasecorp.com, by clicking on “Responsibility,” and then clicking on “EHS Sustainability”) and set forth our commitment to our role as environmental stewards and to protecting our employees’ health and safety. Currently, Chase Corporation’s operation locations are not adjacent to designated protected areas, critical habitats, or other areas with recognized high-biodiversity value. Purchased electricity usage reduction/conservation projects are underway, including replacing facility lighting with LED lighting and area sensors, and more energy-efficient motor replacements. Chase’s AREA (Awareness, Responsibility, Engagement, Authority) safety program is at the heart of our commitment to empower and protect our employees. Our locations in the U.S. currently undergo annual internal compliance auditing for all applicable U.S. OSHA and environmental regulatory requirements. These audits, and corrective actions tracking, are documented, and under review periodically by upper management. Compliance with U.K. legislative requirements, and other non-U.S. country-specific regulatory requirements, are also documented.

Audit Committee Report on Financial Statements for the Year Ended August 31, 2020

The Audit Committee is appointed by the Board of Directors. All members of the Audit Committee meet the independence requirements of the NYSE American.  The Audit Committee, in accordance with its written charter, oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2020 with management including a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has discussed with Grant Thornton LLP, the Company’s Independent Registered Public Accounting Firm, the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (United States) (PCAOB) and Securities and Exchange Commission. The Audit Committee has also received the written disclosures and letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the audit committee concerning independence, and has discussed with Grant Thornton LLP its independence from the Company.

The Audit Committee discussed with Grant Thornton LLP the overall scope and plans for its audit.  The Audit Committee met with Grant Thornton LLP, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Subsequently, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2020 for filing with the Securities and Exchange Commission.  The Audit Committee approves the selection of Grant Thornton LLP to serve as the Company’s Independent Registered Public Accounting Firm for fiscal year 2021.

By the Chase Corporation Audit Committee

Thomas D. DeByle (Chairman) Lewis P. Gack Chad A. McDaniel
Dana Mohler-Faria

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis is intended to provide a context for the disclosures contained in this proxy statement with respect to the compensation paid to our executive officers. Compensation information is presented below for our Executive Chairman, Peter R. Chase, our President and Chief Executive Officer, Adam P. Chase, and our Treasurer and Chief Financial Officer, Christian J. Talma. Collectively, these officers are referred to as our “named executive officers.” Specifically, this Compensation Discussion and Analysis will explain the objectives and material elements of their compensation during the fiscal year ended August 31, 2020.

The Compensation and Management Development Committee of our Board of Directors has the responsibility of developing and overseeing a comprehensive compensation philosophy, with strategies and principles that have the support of the Board of Directors and management, and that ensure the fair and consistent administration of our compensation program. The Compensation and Management Development Committee makes recommendations to the full Board for approval relative to the total compensation to be paid to the named executive officers, including salary, performance bonus, equity awards, long-term awards, benefits and perquisites.

In this analysis, we refer to the Compensation and Management Development Committee as “the Committee” or “the Compensation and Management Development Committee.”

Philosophy and Objectives of Our Compensation Program

The primary objectives of the Compensation and Management Development Committee are to ensure that our executive compensation and benefits programs:

●	retain executive talent by offering compensation that is commensurate with pay at other public companies of a similar size in the same or similar industries in the region, as adjusted for individual factors, and considering the complexity of the Company’s business;
●	safeguard company interests and the interests of our shareholders;
●	are effective in driving executive performance by having, for the Chief Executive Officer and the Chief Financial Officer, pay at risk, so actual pay is tied to company-wide goal achievement and superior performance is rewarded;
●	foster teamwork on the part of management;
●	are consistent and competitive with Chase Corporation’s compensation peer group;
●	are cost-efficient and fair to employees, management and shareholders; and
●	are well-communicated to and understood by program participants.

Our Compensation and Management Development Committee believes that the most effective compensation program is one that will provide incentives that are directly linked to the achievement of company strategies through easily measured, company-wide performance targets, while providing a reasonable level of income security to the named executive officers through competitive base salaries and retirement benefits. To this end, our executive compensation reflects a balance of cash and non-cash compensation, and a mix of currently paid compensation and long-term incentives. The Compensation and Management Development Committee does not set a rigid target for these mixes, and the mix will necessarily vary from year to year based upon our underlying financial performance. Our incentive plans combine financial targets to reward performance with time-based vesting to assist retention.

Committee Purposes and Responsibilities

One of the primary purposes of the Compensation and Management Development Committee is to determine the total target compensation levels for the senior executive officers of the Company and to establish and annually review the programs that will determine the actual rewards against those targets.

The Committee is charged with ensuring that the target compensation levels and the allocation of short-term and long-term components are sufficient to attract, motivate and retain seasoned professional managers, while at the same time ensuring that the pay is reasonable and fair to our shareholders in light of the Company’s financial performance and when compared to executive officers of similar position and responsibility at other businesses.

The Committee is also responsible for reviewing the annual compensation for service on our Board of Directors or for service as a member or chair of any of the various committees of our Board of Directors, and, if appropriate, for recommending to the Board for approval any changes to those programs.

The Committee has the authority to retain and terminate any legal counsel or any compensation or other consultant to be used to assist in the evaluation of director or executive compensation and has sole authority to approve the consultant’s fees or other retention terms.

It also reviews and administers our equity compensation plans, and reviews any existing or proposed employment agreement, change in control or severance agreement, or any special or supplemental benefits not offered as part of a broad-based plan that are made available to our named executive officers. Where appropriate, it recommends adoption, amendment, or termination of such programs or agreements to the full Board of Directors.

Role of Executive Officers in Compensation Decisions

Our Compensation and Management Development Committee makes all determinations affecting the compensation for our named executive officers, including our Executive Chairman and our Chief Executive Officer, and recommends those determinations to the full Board of Directors for approval. Our Executive Chairman and Chief Executive Officer may from time-to-time attend meetings of the Committee as non-voting advisory members, except that they are not present for any discussion of their own compensation. The Compensation and Management Development Committee receives and considers our Executive Chairman’s and our Chief Executive Officer’s evaluations of, and their recommendations as to all elements of compensation of our Chief Financial Officer. The Committee expressly reserves the right to exercise its discretion in modifying any adjustments or awards recommended by our Executive Chairman or our Chief Executive Officer, although historically the Committee has given significant weight to these recommendations.

Use of Compensation Consultants and Benchmarking Data

A description of the extent to which we have historically benchmarked our base salary levels against other companies is described below under “Base Salary.” The Committee has taken advice from expert compensation consultants to set the position values and salary ranges for executive officers. The Committee continues to adjust base salaries annually in order for the Company to be competitive with respect to executive compensation. The compensation consultants have used similar benchmarking data in recommending the performance-based components of the executive compensation package. The Committee engaged a compensation consultant, Pearl Meyer & Partners (“Pearl Meyer”) in fiscal 2017, and Pearl Meyer completed the process of performing a review of executive compensation in 2017. Pearl Meyer provided the Committee and management with recommendations based on this review. Prior to this most recent engagement, the Company had last hired Pearl Meyer to perform a similar assessment in 2013.

The Committee has considered and will consider the results of this review in establishing compensation plans for periods subsequent to this review.

Prior to engaging Pearl Meyer, the Compensation and Management Development Committee assessed the independence of the consultant from management and, on the basis of that assessment and taking into consideration the independence factors that are required to be considered by applicable stock exchange rules, satisfied itself that no relationships existed that would create a conflict of interest or that would compromise its independence from management.

Principal Elements of our 2020 Compensation Program

There were four principal elements of compensation for our named executive officers, other than our Executive Chairman, during fiscal 2020. These were:

●	base salary;
●	a cash bonus component based on the performance of our business against corporate objectives under our annual cash incentive plan;
●	long term incentive compensation in the form of equity awards including:
●	a restricted stock award based on the performance of our business against different corporate objectives (comprising 50% of the total equity component target value);
●	a time-based vesting restricted stock award (comprising 25% of the total equity component target value); and
●	stock options (comprising 25% of the total equity component target value); and
●	non-recurring equity retention grants in 2020 in the form of equity awards including:
●	a time-based vesting restricted stock award with grant date values of $1,134,000 for the Chief Executive Officer, and $464,000 for our Chief Financial Officer; and
●	stock options with a grant date value equal to $1,134,000 for the Chief Executive Officer, and $464,000 for our Chief Financial Officer.

Beginning in fiscal 2017, as a result of discussions between the Compensation and Management Development Committee and Peter R. Chase, Executive Chairman, the Committee determined that Mr. Chase would not participate in the cash incentive program component of the Company’s executive compensation programs. This shift in the allocation of annual pay components for Peter R. Chase away from the cash incentive program reflected a shift in the day-to-day responsibilities of the Executive Chairman (who continues to be a director and the Chairman of the Board of Directors), as part of the Company’s succession planning, and following Adam P. Chase’s ascension to the Chief Executive Officer role in fiscal 2015. Peter R. Chase has not participated in the Company’s equity incentive programs since 2013, in recognition by the Committee of the diminishing incremental benefit of additional equity grants in achieving the shareholder alignment and retention objectives of the equity program in light of Mr. Chase’s accumulation of equity from prior years of service. The Executive Chairman’s compensation for fiscal 2020, therefore, consisted primarily of his salary, as it had in the prior three years. The Committee has retained both the cash bonus and long-term equity components of its executive compensation program for its Chief Executive Officer and Chief Financial Officer.

The financial measurement metrics and targets used in both the annual cash incentive plan and the annual equity award plan are subject to annual review by the Committee, which reserves the right to set different objectives on either the cash incentive plan or equity award program as it feels appropriate in light of the annual and long-term objectives of the Company. As discussed in more detail below, the Committee utilizes differing financial performance targets for the cash incentive plan and the equity awards program. The two programs also differ in the dollar value of the target awards and in their vesting provisions, since payments under the cash incentive plan are made after the end of each fiscal year, and the equity awards (including those that are subject to additional performance-based vesting criteria) customarily vest over a period of three years from the time of grant. The total compensation packages for our Chief Executive Officer and Chief Financial Officer thus provide a mix of (1) current cash payments in the form of salary, independent of year-to-year financial performance; (2) annual cash payments determined by reference to the Company’s actual results of operations for the year compared to a target; and (3) equity awards, subject to vesting provisions relating to the Company’s financial results, together with restricted stock and stock options that are not specifically tied to financial performance, but all of which are subject to time-based vesting provisions in order to foster our retention objectives.

The cash incentive plan for 2020 set target compensation levels with reference to targeted earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), as adjusted to exclude costs and gains or losses related to our acquisitions and divestitures, costs of products sold related to inventory step-up to fair value, settlement gains or losses resulting from lump sum distributions to participants in our defined benefit plans, and other significant items (“Adjusted EBITDA”), less the effects of foreign transaction gains or loss (“Adjusted EBITDAX” or the “Adjusted EBITDA-based target”). The equity award program sets target compensation levels with respect to a combination of (1) our earnings per share (“EPS”) for the fiscal year in question, as adjusted at the discretion of the Committee, and (2) our return on invested capital (ROIC) over a three-year period. (Our calculation of each such metric under the plan is described in more detail below.) As a result, a substantial proportion of our named executive officers’ total compensation under both the cash and equity incentive programs is tied to our earnings in each fiscal year. The Committee determined for 2020 that an Adjusted EBITDA-based target is the most appropriate tool for measuring the underlying performance of the Company and its management team for the annual cash incentive plan, while EPS and ROIC are used for the equity plan as they are more common and consistent measures for longer term incentive programs and align with how shareholders are rewarded. In addition, the Committee has chosen to emphasize company-wide achievement of financial objectives in this manner, as opposed to emphasizing more subjective individual performance criteria or measurements based upon business segments or other operating data, because it believes it is important to use a metric that is easily measured and understood from the beginning of the year, that fosters teamwork among the management team, and that most directly aligns the interest of the named executive officers participating in the program with those of all shareholders. The Committee does retain discretion to adjust or supplement the cash incentive awards paid, either upward or downward.

The following discussion seeks to explain why the Compensation and Management Development Committee has chosen to pay each compensation element, how it determines the amount of each element, and how the element and the Committee’s decisions regarding that element in fiscal 2020 fit into the Company’s overall compensation objectives and affect decisions regarding other elements.

Base Salary. We pay a base salary to each of our named executive officers. The objective is to provide base compensation to the executive that is competitive with base compensation that the executive could earn in a similar position at other companies. A range of base salary levels for key positions in the Company was established most recently in 2018 upon the recommendation of a compensation consultant, Pearl Meyer, which was engaged by the Committee to provide analysis and input on executive pay and incentive plan design for the then top executive officers and vice presidents of the Company, excluding our Executive Chairman, Peter R. Chase, for reasons noted above.

The ranges for these key positions were established taking into account benchmarking data provided by the compensation consultant which included a survey of the following 15 companies:

●	American Vanguard Corporation	●	Lydall, Inc.
●	Balchem Corporation	●	PGT Innovations, Inc.
●	Core Molding Technologies, Inc.	●	Quaker Chemical Corporation
●	Flotek Industries, Inc.	●	Raven Industries, Inc.
●	FutureFuel Corp.	●	Rogers Corporation
●	Hawkins, Inc.	●	Trecora Resources
●	KMG Chemicals, Inc.	●	UFP Technologies, Inc.
●	Landec Corporation

The companies surveyed had median revenue in the one year prior to the survey of approximately $313 million (Chase was at the 20th percentile at the time), median full-time employees of 805 (Chase was at the 45th percentile) and median market capitalization of approximately $625 million (Chase was at the 73rd percentile). Our market capitalization to revenue ratio was at the 92nd percentile relative to the companies surveyed and our EBITDA margin was the highest relative to the companies surveyed. In comparison to the peer group, Pearl Meyer reported that Chase’s Chief Executive Officer’s compensation at the time was in the bottom quartile with respect to cash compensation and below median with respect to total compensation, and our Chief Financial Officer’s compensation at the time was in the bottom quartile with respect to cash compensation and at the median for total compensation.

Individual executives’ base salaries are set initially upon hiring or promotion to a position within the established range, taking into account each executive’s experience in the role and other subjective factors, and are reviewed annually thereafter. As outlined above, the Executive Chairman and the Chief Executive Officer make salary adjustment recommendations, if any, to the Committee with respect to our Chief Financial Officer. Historically, salary increases have been aligned with movement of the market or have been adjusted in circumstances where executives are promoted to positions with substantially increased responsibilities. In fiscal 2020, the Committee did not recommend an increase in the salary of Adam P. Chase, our Chief Executive Officer, but did recommended increasing the salary of Christian J. Talma, our Chief Financial Officer, by 5 percent. The Committee intends from time to time, to revisit the salary ranges used to ensure that salaries remain competitive but not excessive. The Committee will also review the salaries of our named executive officers to align with our current organizational structure, maturation in role, and projected responsibilities.

In May of 2020, as part of a Company-wide effort to address the COVID-19 crisis, and its negative impact on the operations and financial results, the Company instituted a temporary 20% reduction in the base salaries of its named executive officers and select members of senior management, as well as the cash compensation of the non-employee members of its Board of Directors. Amounts shown for 2020 under the Salary caption of the Summary Compensation Table below reflect each of our named executive officer’s actual salary paid during fiscal 2020, reflecting approximately eight months at their full initial salary, and four months at their respective 20% reduced salary. These temporary reductions were reversed, and full salaries restored, in December 2020, retroactive to September 1, 2020 (fiscal 2021), in each case after the end of our fiscal 2020.

Cash Incentive Plan. At the beginning of each fiscal year, following the annual budget presentation by management to the Board of Directors, the Committee sets a corporate performance target for the upcoming fiscal year to be used in connection with the Company’s incentive compensation programs. For the reasons discussed above, our Executive Chairman does not participate in the cash incentive plan. As noted above, for the cash incentive plan the financial target was established as an Adjusted EBITDA-based target for fiscal 2020. The Adjusted EBITDA-based target was set by the Committee with reference to both historical performance and expected future performance. The Committee believes that the targets set as a general matter should be reasonably attainable through consistent performance as compared to recent years, and it is the Committee’s expectation that the actual awards granted under the relevant plan will exceed the “target” awards where management achieves growth over historical annual Adjusted EBITDAX levels. The Adjusted EBITDA-based targets are set in a way that tends to generally reflect improvement over historical results, at least during periods of multi-year growth in Adjusted EBITDAX. For fiscal 2020, the corporate Adjusted EBITDA-based target set by the Committee was $67.5 million.

At the end of the fiscal year, actual results are compared to the target established at the beginning of the year. In establishing the compensation program, it is the Board’s intent to exclude from actual performance measurements the effect of items generally consistent with items excluded in the Company’s historical definition of Adjusted EBITDA. The Committee consequently has the discretion to decide, and has decided from time to time in the past, to exclude certain items or to make other adjustments in order to fairly reflect our underlying operating performance for the year.

In order for any amounts to be payable under the plan, the Company must meet a threshold level of 80% of the Adjusted EBITDA-based target. Actual payments are made under the plan by reference to the target awards established by the Committee for each of the named executive officers as a percentage of their base salaries, although they can be subject to adjustment as described below. The maximum award under the cash incentive plan is reached at 120% of the target performance measure. The Company’s actual Adjusted EBITDAX was $61.2 million for fiscal 2020, and represented achievement at approximately 91% of the target amount for the year. However, in light of the disruption and uncertainty created by the global COVID-19 pandemic and the resulting impact on business conditions, and the relative financial results the Company was able to achieve during this uncertain and challenging period, the Compensation and Management Development Committee exercised its discretion to adjust the payout under the cash incentive plan, and approved the award opportunity at the 100% target achievement level. In exercising this discretion, the Committee also considered that the dollar value of the salary-based targets themselves had been reduced by the COVID-19 related salary adjustments described above.

The reconciliation from net income, the most directly comparable financial measure presented in accordance with U.S. GAAP, to Adjusted EBITDAX for fiscal 2020 and 2019 is as follows (in thousands):

	Year Ended August 31,
	2020	2019

Net income	$34,157	$32,711
Interest expense	246	519
Income taxes	11,163	10,842
Depreciation expense	4,015	4,762
Amortization expense	11,576	12,445
EBITDA(1)	$61,157	$61,279
Loss on impairment of goodwill	—	2,410
Pension settlement costs	155	511
Operations optimization costs (excluding depreciation)	807	986
Acquisition-related costs	274	—
Write-down of certain assets under construction	405	—
Gain on sale of real estate	(2,551)	—
Adjusted EBITDA(1)	$60,247	$65,186
Foreign transaction (gains) losses	911	48
Adjusted EBITDAX	$61,158	$65,234

(1)	Our calculations of EBITDA and Adjusted EBITDA, non-GAAP financial measures, are explained in greater detail in our current report on Form 8-K, as filed on November 12, 2020. As outlined above, Adjusted EBITDAX further excludes the impact of foreign transaction gains or losses.

Amounts potentially payable under the cash incentive plan, as a percentage of salary at the beginning of the year, and amounts actually paid are reflected in the table below for fiscal year 2020.

	Cash Awards Payable for 2020			Actual FY 2020 Payment
				Award as
				percentage	Final
	At 80% of	At 100%	At 120%	of annual	payments
Name of executive	target	of target	of target	salary (1)	made (1)

	(as percentage of base salary)
Adam P. Chase	50%	100%	200%	100%	$529,200
Christian J. Talma	30%	60%	120%	60%	$162,400

(1)	In May of 2020, as part of a Company-wide effort to address the COVID-19 crisis, and its negative impact on the operations and financial results, the Company instituted a temporary 20% reduction in the base salaries of its named executive officers. Awards as percentage of annual salary shown above, represent a percentage of the salary actually paid to the applicable executive in fiscal 2020, reflecting approximately eight months at their full initial salary, and four months at their respective 20% reduced COVID-19 salary.

A similar cash incentive program was approved by the Committee and maintained and paid out of a bonus pool, with payments determined by reference to our Adjusted EBITDA-based target, for other key employees at the Company. In fiscal 2020, approximately 120 employees participated in that program, with most payments at the discretion of the Executive Chairman and the Chief Executive Officer.

Equity Incentive Plan. The third element of our compensation program is our equity-based long-term incentive plan. In 2020 our equity incentive plan used a combination of three types of equity awards: performance-based restricted stock, time-vesting restricted stock and stock options. For the reasons discussed above, Peter R. Chase does not participate in the equity incentive plan.

The performance-based element measures annual performance against (1) an earnings per share (“EPS”) base target and (2) a return on invested capital (“ROIC”) base target (weighted 80% and 20%, respectively, of the total performance based equity award target value), for fiscal 2020 and represented 50% of the total target equity award value for both Adam P. Chase and Christian J. Talma. The other half of the total target equity award value for Adam P. Chase and Christian J. Talma was split evenly between time-based vesting restricted stock and stock options.

The following table shows, for each of the named executive officers participating in the equity incentive plan, the total target equity awards for each officer as determined at the beginning of the fiscal year.

	Target Equity		Performance	Time Vesting
	Award as % of	Value at	Shares at	Shares at	Stock Options at
Name	Salary (1)	Grant Date	Grant Date (2)	Grant Date (3)	Grant Date (4)
Adam P. Chase	100%	$567,000	2,829	1,414	4,758
Christian J. Talma	60%	$174,000	868	434	1,460

(1)	Total target equity award as a percentage of salary in the table represents the initial amount determined on September 1, 2019 (the first day of fiscal 2020). In May of 2020, as part of a Company-wide effort to address the COVID-19 crisis, and its negative impact on the operations and financial results, the Company instituted a temporary 20% reduction in the base salaries of its named executive officers. However, as noted at the time, the reduction in salary did not affect the named executive officers’ participation in the long-term incentive plan. As such, Target equity awards as percentage of salary shown above, represents a percentage of the salary in effect at the start of fiscal 2020, not actual salary paid to the applicable named executive officer during the year.
(2)	Value represents 50% of the total equity award target for both Adam P. Chase and Christian J. Talma, and assuming achievement at 100% of the performance targets, using the closing share price on the last day of the prior fiscal year. Based upon actual fiscal 2020 financial performance, the total actual payout for the performance share component of the equity compensation plan for fiscal 2020 was 2,533 shares for Adam P. Chase, and 777 shares for Christian J. Talma, all of which is subject to additional time-based vesting provisions, calculated in the manner described under “Performance-based restricted stock” below.
(3)	Value represents 25% of the total equity award targets for both Adam P. Chase and Christian J. Talma, using the closing share price on the last day of the prior fiscal year.
(4)	Value represents 25% of the total equity award for both Adam P. Chase and Christian J. Talma, using the Black-Scholes value of the options on the last day of the prior fiscal year.

In the event of a named executive officer’s retirement, death or disability or dismissal without cause before the scheduled vesting date, then the awards will vest pro rata to the date of the termination of employment. In the event of a named executive officer’s voluntary termination of employment or termination for cause, all of the unvested portion of the award will be forfeited. Upon a change of control of the Company, any unvested awards will automatically vest.

Each of the three types of equity awards that collectively comprise our equity incentive plan are described in more detail below:

●	Performance-based restricted stock. The performance-based restricted stock awards are made at the beginning of the year based upon the target performance levels, with the target number of shares being determined by dividing the target equity award value by our stock price on the grant date. For fiscal 2020, the EPS target set by the Committee was $3.84 and the ROIC target set by the Committee was 24.2%.

The final award amounts are determined after the end of the fiscal year by reference to our actual performance for the year. In order for any payments to be made under the EPS component or the ROIC component of the equity incentive plan, the Company must achieve at least 80% of the EPS target or the ROIC target, as applicable. The EPS target was weighted as 80% of the target performance-based equity award, and the ROIC target was weighted as 20% of the target performance-based equity award. If the Company achieves less than 80% of both of the performance targets, the full award would be forfeited. If the Company achieves 80% of either of the targets, then the actual payment would be 50% of the target shares available under that target (with the other 50% being forfeited). Achievement between 80% and 100% of either target would be pro-rated. If the Company achieves 120% of either target, then the executive’s equity award would be 200% of the targeted share amount available under that target. Achievement between 100% and 120% of either target would be pro-rated. The total opportunity is capped at 200% of the targeted share amount. Accordingly, there is no incremental award in 2020 at performance levels above 120% of either target.

EPS as defined in the plan may differ from earnings per share as calculated under generally accepted accounting principles, since the plan uses the fully diluted number of shares outstanding as of the first day of the fiscal year and may include other adjustments as determined by the Compensation and Management Development Committee. Our basic and diluted EPS as reported under U.S. generally accepted accounting principles for fiscal 2020 were $3.62 and $3.59 per share, respectively. Using the fully diluted number of shares outstanding as of September 1, 2019, the EPS used for purposes of evaluating performance under the 2020 equity plan was $3.64, or approximately 95% of the target EPS of $3.84. The actual payments made under the EPS performance share component of the plan thus represented approximately 88% of the targeted share amount for that component.

ROIC is defined in the plan as the three-year average earnings before interest expense and income tax, divided by the three-year average of the sum of equity and debt less cash on hand at year-end. The fiscal 2020 target was set as the trailing three-year average ROIC, calculated using fiscal year 2020’s budgeted results and the prior two years’ (fiscal years 2019 and 2018) actual results. Actual ROIC for the measurement period was calculated using actual results for the three years ended August 31, 2020. The ROIC used for purposes of evaluating performance under the 2020 equity plan was 23.8%, or approximately 99% of the target ROIC of 24.2%. The actual payments made under the ROIC performance share component of the plan thus represented approximately 98% of the targeted share amount for that component.

The final share amounts are calculated and approved by the Compensation and Management Development Committee upon finalization of our financial results for the fiscal year. Equity awards made for fiscal 2020 fell short of the target levels because of the lower earnings recognized by the Company during that year. The restricted stock award under the plan will not vest until the last day of the second fiscal year following the fiscal year that is used as the performance period. In other words, the performance-based equity awards for fiscal 2020 will vest on August 31, 2022.

The Committee believes that the combination of performance measures to determine the number of shares of common stock underlying each award, and the “cliff” vesting of the award two years after the end of the performance period, is useful in accomplishing the dual objectives of rewarding superior performance and encouraging retention of its qualified executives.

●	Time-based vesting restricted stock. The Committee also incorporates time-based vesting shares into our long-term incentive plan for participating executive officers. The purpose of the time vesting restricted stock grant is to provide a long-term incentive in the form of a fixed award that is not subject to a performance measurement target. The number of shares is determined by reference to the value of the award (25% of the total target equity award value for both Adam P. Chase, and Christian J. Talma) divided by the closing market price of our common stock on the last day of the prior fiscal year. The shares vest in three years from their grant, or on August 31, 2022.
●	Stock options. The Committee incorporates stock option grants into our long-term incentive plan on a formulaic basis as part of the overall long-term incentive plan for certain executive officers. Thus, 25% of the total target value of the equity plan awards for 2020 for both Adam P. Chase and Christian J. Talma was made in options to purchase common stock. The purpose of the option grant was to further align the executives’ interests with that of the shareholders, to encourage equity participation among management team members and provide a long-term incentive for their future commitment as key members of the executive management team. The option grant was made effective as of September 1, 2019, with an exercise price equal to the fair market value of the common stock on that date. The number of shares of common stock subject to these option grants was determined by taking 25% of the total equity award opportunity and dividing it by the Black-Scholes value of an individual option on the date of grant. The options granted in fiscal 2020 will vest in three equal annual installments, beginning on August 31, 2020.

Equity Retention Awards. In fiscal 2020, the Committee incorporated additional non-recurring time-based vesting equity grants to both the Chief Executive Officer and the Chief Financial Officer as a fourth component of our executive compensation program. The Executive Chairman did not participate for similar reasons as described above under the equity incentive plan, as the equity incentive plan’s and the equity retention awards’ purposes are aligned. The purpose of these equity retention awards is to further align the participating executives’ interests with that of the shareholders, to encourage equity participation among management team members and provide a long-term incentive for their future commitment as key members of the executive management team. The equity retention awards provide the opportunity for participating executive team members to receive equity awards in exchange for their long-term commitment to the Company. The Chief Executive Officer’s equity retention award consists of time-based restricted stock with a grant date value of approximately $1,134,000 (or 11,315 shares) and stock options with a grant date value of approximately $1,134,000 (or 38,066 options) with both the shares and options having a grant date of September 1, 2019 and vesting on August 31, 2022 (3 years from grant date) if continued employment conditions are met. The Chief Financial Officer’s equity retention award consists of time-based restricted stock with a grant date value of approximately $464,000 (or 4,630 shares) and stock options with a grant date value of approximately $464,000 (or 15,576 options) with both the shares and options having a grant date of September 1, 2019 and vesting on August 31, 2022 (3 years from grant date) if continued employment conditions are met. The number of shares was determined by reference to the grant date value of the awards divided by the closing market price of our common stock on the last day of the prior fiscal year. The number of shares of common stock subject to the retention stock option grants was determined by taking grant date value of the stock option grants and dividing it by the Black-Scholes value of an individual option on the date of grant.

Discretionary Bonuses. The Committee does not consider discretionary cash bonuses to be a material part of the executive compensation program, outside of the cash incentive plan described above. As noted above, the Committee has the discretion to adjust an award determined under the cash incentive plan upward or downward, and has exercised that discretion in the current year as discussed above. Under applicable SEC rules, the excess of the adjusted payout under the cash incentive plan over the payout at actual performance levels initially set at the beginning of fiscal 2020 is represented under the “Bonus” column of the accompanying Summary Compensation Table.

Voting and Dividends on Stock Awards. Participants in the equity award program are able to vote and receive dividends upon their restricted shares before the shares vest. The Committee has determined that permitting the participants to vote and receive dividends prior to the vesting of the awards was appropriate and consistent with the Committee’s retention and pay for performance objectives. The Committee took into account the fact that dividends on unvested awards would typically represent a small percentage of the executives’ total compensation. Dividends paid on unvested awards are not required to be repaid if the vesting provisions are not met, but the underlying shares themselves remain subject to forfeiture through the vesting date, putting the bulk of the economic value of the award at risk and subject to the performance and time-based vesting conditions.

Chief Executive Officer’s Compensation at Risk and Compared to the Creation of Shareholder Value. One of the primary objectives of the compensation program is to drive executive performance by having pay at risk, so actual pay is tied to company-wide goal achievement and superior performance, thus aligning the compensation of our executives with the interests of our shareholders. Summaries of the principal elements of compensation and of the total compensation for Adam P. Chase, Chief Executive Officer, are as follows:

The CEO principal elements of compensation pay mix above is calculated based on (1) 2020 base salary actually paid (and giving effect to the COVID-19 related salary adjustments described above), (2) 2020 cash incentive plan awards actually paid in November 2020 (inclusive of adjusted payout amount described above), (3) stock option grants and time-based vesting restricted shares (inclusive of those from the equity retention awards) granted in September 2019 and (4) actual performance-based restricted share awarded based on 2020 performance and valued using August 31, 2019 share prices.

Our Chief Executive Officer’s total compensation growth has exceeded the growth of the Company’s creation of shareholder value in the most recent fiscal year, as measured by the trading price of the Company’s common stock as reported by the NYSE American (formerly NYSE MKT) as of August 31 of each applicable year, utilizing fiscal 2015 as the base year. Total compensation used in the chart above is further detailed under “Summary Compensation Table” below. The above includes the value of all time-based vesting and actual performance-based shares received for each applicable year, valued at grant-date price, and stock options valued at grant-date Black-Scholes value, inclusive of a $1,000,000 and $2,268,000 equity retention grants in fiscal 2017 and 2020, respectively, which were each evenly split between restricted stock and options. In light of the disruption and uncertainty created by the global COVID-19 pandemic and resulting impact on business conditions in fiscal 2020, and the relative financial results the Company was able to achieve during this uncertain and challenging time, the Compensation and Management Development Committee feels the Chief Executive Officer’s compensation, including the effect of the equity retention grants, is fair and appropriate.

As further discussed above, in light of the disruption and uncertainty created by the global COVID-19 pandemic and resulting impact on business conditions in fiscal 2020, and the relative financial results the Company was able to achieve during this uncertain and challenging time, the Compensation and Management Development Committee exercised its discretion to pay Adam P. Chase’s Annual Incentive Plan (“AIP”) cash bonus at the 100% target achievement level instead of 91%. As such, for fiscal 2020, the AIP bonus does not trend in alignment with the Company’s Adjusted EBITDA, utilizing fiscal 2015 as the base year.

Retirement Programs

In addition to the primary components of executive pay described above, we maintain certain retirement plans and benefits for our executive officers. Many of these plans are available to larger groups of employees. The Committee feels that the opportunity to participate in programs that assist the executives and other employees in saving for retirement is an important part of those employees’ compensation package.

●	Our named executive officers may elect to make contributions to a retirement account in our “Chase Deferred Salary Savings Plan” (the “401(k) plan”), which is available to substantially all employees of certain businesses of the Company and under which we made a matching contribution to each participant in each of the last three fiscal years (or in the case of Mr. Talma, in 2019 after he became eligible for the plan after completing six months with the Company). The matching contribution under the 401(k) plan is the equivalent of 100% of the first one percent of the employee’s pre-tax contribution to the plan plus 50% thereafter, up to an amount equal to three and one-half percent of the employee’s annual salary. Our matching contributions to the accounts of the named executive officers are shown in the “All Other Compensation” column in the Summary Compensation Table.
●	We also maintain a non-qualified Supplemental Savings Plan covering selected employees, including our named executive officers. Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan. Our Executive Chairman, Peter R. Chase, received a full payout of his non-qualified Supplemental Savings Plan balance in fiscal 2017 after entering a separation of service letter with the Company, reducing the level of services that he performs as the Executive Chairman to no more than 20% of the average level of services performed in the previous 36 months.

● We maintain a tax-qualified defined benefit pension plan and a non-qualified Supplemental Pension Plan. The Supplemental Pension Plan covers those of our employees who from time to time may be designated by our Board of Directors. During fiscal 2020, our Executive Chairman, Peter R. Chase, and our President and Chief Executive Officer, Adam P. Chase, were designated as being covered. These plans are described in more detail under “Executive Compensation—Other Executive Plans—Pension Plans”. As noted in that section, benefits are paid at a higher rate to employees who became employed prior to May 1, 1995 or who are covered by certain collective bargaining agreements and meet certain other qualifications, as compared to those who were employed after that date. Our Executive Chairman, Peter R. Chase, began collecting his non-qualified Supplemental Pension Plan balance in fiscal 2017 after entering a separation of service letter with the Company, as noted above.

Other Benefits

The Company owns a life insurance policy on Peter R. Chase as a mechanism available for use to fund obligations of the Company, including the unfunded, non-qualified Supplemental Pension Plan described above.

We also provide Peter R. Chase with a company car and provided him with a golf club membership through the first quarter of fiscal 2018. We provide our other named executive officers a car allowance of $1,000 per month. We provide each of our named executive officers reimbursement for certain financial planning and tax services up to $5,000 per year. Our Compensation and Management Development Committee considers these arrangements to be fair and reasonable in light of the relatively low cost to the Company.

Named executive officers may also participate in our medical and dental insurance offerings by electing to make payroll deductions designed to cover approximately 35% of the cost of these programs (with the company covering the other 65% of the cost). We also provide disability and life insurance coverage for our named executive officers and pay a portion of the related premiums.

Stock Ownership Guidelines

The Board of Directors believes that it is important to align the interests of both members of senior management and directors with those of our shareholders. As described above, the Committee takes this principle into account in designing the compensation programs in which our executive officers participate. In order to further foster these objectives, the Board has established stock ownership guidelines that encourage the accumulation and retention of our common stock.

Our current stock ownership guidelines are expressed as a multiple of base salary or, in the case of directors, a multiple of annual cash compensation. Under the guidelines, each of our Executive Chairman and our Chief Executive Officer are required to acquire and hold stock with a fair market value of at least five times base salary. For our Chief Financial Officer, the multiple is three times base salary, and for non-employee directors, the multiple is five times annual cash compensation. Directors are required to achieve compliance by February 2018 or, if later, by 36 months from the first election to the Board. Newly appointed executives are required to comply by February 1, 2018 or within 36 months of their appointment. Covered Individuals who accept an appointment to a position requiring a higher retention level are required to comply with this policy within 36 months of that triggering event. Shares of stock subject to time-based vesting provisions count toward the ownership guidelines, but shares subject to performance-based vesting conditions and shares underlying stock options do not count toward the ownership guidelines. The Compensation and Management Development Committee retains the discretion to grant waivers or make exceptions to the policy under appropriate circumstances. The guidelines have a further provision covering the vice presidents of the Company, requiring a holding multiple of one times base salary, and requiring compliance within 60 months of February 1, 2018 or within 60 months after initially being subject to this policy.

The full stock ownership guidelines are available on our corporate website, www.chasecorp.com.

Prohibitions on Hedging and Pledging

Our current insider trading policy, most recently revised in November 2019, specifically prohibits Directors of Chase Corporation, officers, and selected other employees from (a) holding Company securities in a margin account or pledging Company securities as collateral for a loan, or (b) purchasing any financial instruments or entering into any other transactions that are designed to hedge or offset any decrease in the market value of the Company’s common stock owned directly or indirectly by them (commonly referred to as “hedging”) or entering into certain other speculative transactions.

This policy, referred to as the Chase Corporation Responsibilities and Requirements of Officers and Directors of a Publicly-Held Company, is available on our corporate website, www.chasecorp.com.

Severance Agreements

We have entered into arrangements with our named executive officers pursuant to which they would be entitled to receive severance upon certain enumerated events. The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive’s terms and conditions of employment. See “Payments Upon Termination or Change of Control” below for a more detailed description of these triggering events and the resulting benefits. We believe that this structure will help: (i) assure that the named executive officers can give their full attention and dedication to us, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure the named executives’ objectivity in considering shareholders’ interests, (iii) assure the named executives of fair treatment in case of involuntary termination following a change in control, and (iv) attract and retain key executive talent in a competitive market.

Consideration of the Previous Shareholder Advisory Vote on Executive Compensation

At the Company’s 2020 annual meeting of shareholders held February 4, 2020, approximately 99% of votes cast at the meeting with respect to the proposal were voted to approve, on an advisory basis, the compensation of our named executive officers. No specific component of our 2020 executive compensation program was altered based upon this voting result. However, the Committee will continue to monitor shareholder feedback as it reviews and establishes future executive compensation plans and determines awards for our named executive officers. Our Board of Directors determined in 2019 that an advisory vote will be conducted on an annual basis. A non-binding advisory vote on our current executive compensation is set out in this proxy statement as Proposal 2.

Compensation Risks

The Compensation and Management Development Committee has considered the components of the Company’s compensation policies and practices. We believe that risks arising from our compensation policies and practices for our employees, including our executive officers, are not likely to have a material adverse effect on the Company. In addition, although a significant portion of executive compensation is performance based and “at-risk,” the Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risk.

The Committee has reviewed the elements of executive compensation to determine whether any portion of executive compensation encourages excessive risk-taking. It concluded that:

●	the Company’s significant weighting toward long-term incentive compensation, including performance targets and time-based vesting provisions used in tandem, discourages excessive risk taking;
●	the Company’s performance goals are appropriately identified in order to avoid targets that, if not met, result in a large percentage loss of compensation;
●	assuming achievement of at least a minimum level of performance, payouts under the Company’s performance-based plans result in some compensation at levels below full target achievement, rather than an “all or nothing” approach; and
●	as a manufacturing company, the Company is not generally subject to the types of risks that may be present in a corporation involved in financial services, trading or investment activities.

Report of the Compensation and Management Development Committee

The Compensation and Management Development Committee of the Chase Corporation Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on such review and discussion we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation and Management Development Committee

Thomas Wroe, Jr. (Chairman)
Thomas D. DeByle John H. Derby III
Chad A. McDaniel

Executive Compensation

The following table contains a summary of the compensation paid or accrued during the fiscal years ended August 31, 2020, 2019 and 2018 to our Executive Chairman, our President and Chief Executive Officer, and our Chief Financial Officer.

Summary Compensation Table

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($) (2)	($) (3)	($) (4)	($) (4)	($) (5)	($) (6)	($) (7)	($)
Peter R. Chase	2020	560,000	—	—	—	—	—	38,439	598,439
Executive Chairman	2019	600,000	—	—	—	—	—	34,610	634,610
	2018	600,000	—	—	—	—	—	34,825	634,825

Adam P. Chase	2020	529,200	124,031	1,559,223	1,275,727	405,169	288,951	101,099	4,283,400
President & Chief	2019	567,000	—	425,025	141,668	316,713	302,355	101,325	1,854,086
Executive Officer	2018	500,000	—	424,958	141,678	394,013	55,004	103,069	1,618,722

Christian J. Talma	2020	270,667	38,063	594,505	507,502	124,338	—	34,106	1,569,180
Treasurer & Chief	2019	264,583	—	95,545	31,878	71,219	—	24,506	487,731
Financial Officer (1)	2018	4,808	1,400	75,059	—	—	—	173	81,440

(1)	Mr. Talma was appointed Chief Financial Officer in February 2019, previously having been Chief Accounting Officer since August 2018. Mr. Talma was appointed Treasurer in February 2020.
(2)	Salary includes amounts earned in the fiscal year, whether or not deferred. Amounts for fiscal year 2020 reflect the results of the temporary 20% decrease enacted in May 2020 as reaction to the effects of COVID-19.
(3)	The amounts reflected in this column represent discretionary adjustments to payments under the Company’s cash incentive plan. See note (5).
(4)	Amounts under “Stock Awards” reflect the net grant date fair value of the stock-based incentive awards granted under our equity incentive program in the indicated fiscal year (and for fiscal 2020 also includes the restricted stock portion of our equity retention awards). For the portion of the award subject to performance-based conditions, the amount is based on the estimated probable outcome of the award as of the grant date. Amounts under “Option Awards” reflect the grant date fair value of stock options awarded during the fiscal year, including those granted in fiscal 2020 as equity retention awards. In each case, amounts are reported whether or not the award had vested and was recorded as compensation expense in accordance with the accounting for stock based compensation guidance during the year. Assumptions made in the valuation are described in more detail in Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2020. Using the grant date fair value but assuming the maximum performance target under the stock-based incentive plan were met or exceeded, the amounts reported under “Stock Awards” for 2020 would have been approximately $1,842,723 for Adam P. Chase, and $681,505 for Christian J. Talma. The total compensation column for such officers in 2020 would have correspondingly been increased by approximately $283,500, and $87,000, respectively. Based on the financial results for fiscal 2020, fewer shares were issued under the performance-based element of our equity incentive plan than were used in the assumptions reflected in the table.
(5)	These amounts reflect incentive payments made under our Annual Cash Incentive Program earned during the applicable fiscal year and paid in November following the respective fiscal year end. The incentive program is described in the Compensation Discussion and Analysis under the heading “Principal Elements of our 2020 Compensation Program—Cash Incentive Plan”. For fiscal 2020, in light of the discretionary adjustments made by the Compensation and Management Development Committee, the excess of the adjusted payout under the cash incentive plan over the payout at actual performance levels initially set at the beginning of fiscal 2020 is represented under the “Bonus” column instead.

(6)	Represents the current year aggregate change in the actuarial present value of accumulated benefits under the qualified defined benefit plan and the supplemental pension plan as described under “—Other Executive Plans—Pension Plans”. Amounts for Peter R. Chase under this column are reported as zero under applicable SEC regulations because the aggregate change in actuarial present value of his accumulated benefits was a negative amount (a reduction of $1,126,290). This reflects a distribution of $1,554,708 from the supplemental pension plan during the year, as described in more detail under “—Other Executive Plans—Pension Plans”, net of an increase of $428,518 resulting from changes in actuarial assumptions from the prior year.
(7)	These amounts include all other compensation as described in the following table:

		Qualified	Life &	Automobile
		401(k) and	Long-Term	Allowance
		Supplemental	Disability	or Use of
	Fiscal	Retirement Plan	Insurance	Company	Other
Name	Year	Contributions	Premiums	Car	(a)	Total
Peter R. Chase	2020	$13,246	$1,829	$23,364	$—	$38,439
	2019	9,275	1,971	23,364	—	34,610
	2018	9,275	3,022	22,528	—	34,825

Adam P. Chase	2020	26,257	40,231	12,000	22,611	101,099
	2019	27,478	36,547	12,000	25,300	101,325
	2018	24,841	37,120	12,000	29,108	103,069

Christian J. Talma	2020	9,295	2,774	12,000	10,037	34,106
	2019	3,650	3,006	12,000	5,850	24,506
	2018	—	173	—	—	173

(a)	These amounts represent payment of dividends on restricted stock, and all other compensation (consisting of reimbursement for financial planning and tax services) as follows:

		Dividends on
	Fiscal	Restricted
Name	Year	Stock	All Other	Total
Peter R. Chase	2020	$—	$—	$—
	2019	—	—	—
	2018	—	—	—

Adam P. Chase	2020	17,611	5,000	22,611
	2019	20,300	5,000	25,300
	2018	26,958	2,150	29,108

Christian J. Talma	2020	5,037	5,000	10,037
	2019	850	5,000	5,850
	2018	—	—	—

Grants of Plan-Based Awards for Fiscal 2020

The following table sets forth information relating to potential payments to each of our named executive officers under our fiscal 2020 cash and equity-based incentive award programs (including the equity retention awards). The actual amounts that we paid under each of these programs are described in more detail under our Compensation Discussion and Analysis under the heading “Principal Elements of our 2020 Compensation Program—Cash Incentive Plan,” “—Equity Incentive Plan” and “—Equity Retention Awards” and, except in the case of restricted stock with performance-based vesting conditions, are reflected in the Summary Compensation Table and its footnotes.

										All Other Option
										Awards (2)
											Exercise
										Number of	or Base
			Estimated Possible Payouts Under Non-			Estimated Future Payouts Under			All Other	Securities	Price of	Grant Date
			Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards			Stock	Underlying	Option	Fair Value of
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Options	Awards	Stock Awards
Name & Award	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#) (2)	(#)	($/Share)	($)
Adam P. Chase
Cash award	9/1/2019	8/20/2019	$283,500	$567,000	$1,134,000
Performance restricted stock grant	9/1/2019	8/20/2019				1,415	2,829	5,658				$283,522
Time vesting restricted stock grant	9/1/2019	8/20/2019							12,729			1,275,700
Option award	9/1/2019	8/20/2019								42,824	$100.22	1,275,727

Christian J. Talma
Cash award	9/1/2019	8/20/2019	$87,000	$174,000	$348,000
Performance restricted stock grant	9/1/2019	8/20/2019				434	868	1,736				$86,991
Time vesting restricted stock grant	9/1/2019	8/20/2019							5,064			507,514
Option award	9/1/2019	8/20/2019								17,036	$100.22	507,502

(1)	The non-equity incentive plan award ranges shown reflect payout opportunities based on salary levels at the beginning of fiscal 2020 (grant date), prior to taking into account later COVID-19 related reductions in salaries described elsewhere in this proxy statement. Actual payments were determined by reference to a percentage of the reduced salary amounts paid, but the percentage was adjusted as described elsewhere herein.
(2)	Amounts under “All Other Stock Awards” and “All Other Option Awards” reflect grants made under the non-recurring equity retention awards described above (with grant date values of approximately $1,134,000 for each of Adam P. Chase’s time-based restricted stock and option awards, and with grant date values of approximately $464,000 for each of Christian J. Talma’s time-based restricted stock and option awards), as well as time-based equity awards under the Company’s regular long term incentive compensation program (with grant date values of approximately $141,750 for each of Mr. Chase’s time-based restricted stock and option awards, and with grant date values of approximately $43,500 for each of Mr. Talma’s time-based restricted stock and option awards).

Amounts in the table above under “Threshold” represent cash amounts payable under the cash incentive plan if 80% of the Adjusted EBITDA-based performance target was achieved, representing a specified percentage of the named executive officers’ base salaries at the grant date, and share amounts payable under the performance-based equity incentive program if 80% of the EPS-based performance target and 80% of the ROIC-based performance target were achieved. Below those performance levels, no payments would be made under the respective plans. It is possible, however, that a lower share amount payout could be made if less than 80% of the target is achieved under one but not both of the EPS-based or ROIC-based performance targets. The maximum payout under either the cash incentive plan or the performance-based equity award program is 200% of the target award. The Compensation and Management Development Committee of the Board of Directors formally approved the equity awards on August 20, 2019. The grant date fair value of the possible equity awards reflects the fair value of our common stock on September 1, 2019, the first day of our fiscal year and the date on which awards were initially granted, multiplied by the total number of shares of restricted stock to be awarded assuming the target was met (assumed to be the probable outcome of the performance conditions at the initial grant date). The awards were actually paid in accordance with the plans upon finalization of our annual financial results and certification of the awards by the Compensation and Management Development Committee in November 2020. The actual results for fiscal year 2020 reflected the achievement of an amount between the threshold and the target payout for the participating officers in the cash incentive plan and in both the EPS and ROIC-based elements of the performance-based equity award. As described elsewhere in this proxy statement, in light of the disruption and uncertainty created by the global COVID-19 pandemic and resulting impact on business conditions, and the relative financial results the Company was able to achieve during this uncertain and challenging period, the Compensation and Management Development Committee exercised its discretion in determining to adjust the payout under the cash incentive plan, and approved the award opportunity at the 100% target achievement level. In exercising this discretion, the Committee also considered that the dollar value of the salary-based targets themselves had been reduced by the COVID-19 related salary adjustments described above.

Outstanding Equity Awards at Fiscal Year-End 2020

The following table sets forth information relating to options and unvested restricted stock outstanding as of August 31, 2020 that were granted pursuant to our 2013 Equity Incentive Plan or predecessor plans to our named executive officers.

					Stock Awards
						Market
	Option Awards				Number of	Value of
	Number of	Number of			Shares or	Shares or
	Securities	Securities			Units of	Units of
	Underlying	Underlying	Option		Stock That	Stock That
	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not
	Options	Options	Price	Expiration	Vested	Vested
Name	# Exercisable	# Unexercisable	($)	Date	(#)	($)
Peter R. Chase	—	—	$—
					—	$—

Adam P. Chase	7,747	—	$29.72	8/31/2023
	7,438	—	$35.50	8/31/2024
	7,246	—	$39.50	8/31/2025
	29,159	—	$64.37	8/31/2026
	4,591	—	$93.50	8/31/2027
	2,312	1,156	$123.95	8/31/2028
	1,586	41,238	$100.22	8/31/2029
					17,061	$1,664,642

Christian J. Talma	306	153	$123.95	8/31/2028
	322	161	$99.38	8/31/2028
	487	16,549	$100.22	8/31/2029
					6,296	$614,301

The stock option awards noted in the table above with an August 2029 expiration date vests (i) with respect to options to purchase 53,642 shares, on the third anniversary of grant on August 31, 2022, and (ii) with respect to options to purchase 6,218 shares, in three equal annual tranches beginning August 31, 2020 through August 31, 2022. The stock option award noted in the table above with an August 2028 expiration date vests in three equal annual tranches beginning August 31, 2019 through August 31, 2021.

Amounts under the “Stock Awards” columns reflect restricted stock issued under our equity incentive programs for fiscal 2020 and 2019, and our equity retention awards in the case of fiscal 2020. The columns include the value of the share amounts issued during fiscal 2020 and 2019, even though the final number of shares comprising the 2020 award was not certified until after the fiscal year end and remained subject to increase or decrease as of August 31, 2020. The market value of all restricted stock is based on the closing price of our common stock on the last trading day in the fiscal year. The closing price as reported by the NYSE American on August 31, 2020 was $97.57.

For Adam P. Chase, and Christian Talma, stock awards for fiscal 2019 will vest on August 31, 2021, and stock awards for fiscal 2020 will vest on August 31, 2022, all as outlined in the table below (as of August 31, 2020):

Name	August 31, 2021	August 31, 2022
Adam P. Chase	1,503	15,558
Christian J. Talma	364	5,932

As noted above, subsequent to August 31, 2020, 296 and 91 stock awards otherwise set to vest August 31, 2022 were forfeited by Adam P. Chase, and Christian J. Talma, respectively, under our equity incentive program for fiscal 2020 under the financial performance measures applicable to that plan. Because the amount was determined after August 31, 2020, based on our fiscal year performance, these shares are not excluded in the tables above. See the discussion under “Principal Elements of our 2020 Compensation Program—Equity Incentive Plan” in our Compensation Discussion and Analysis above.

Option Exercises and Stock Vested for 2020

The following table sets forth information relating to options exercised by each of our named executive officers in the year ended August 31, 2020. The table also reflects stock vesting during fiscal 2020, which represented for Adam P. Chase the equity incentive awards made during fiscal 2018.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	Upon Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
Peter R. Chase	—	$—	—	$—
Adam P. Chase	—	$—	4,953	$483,264
Christian J. Talma	—	$—	—	$—

Payments Upon Termination or Change of Control

Executive Severance and Change in Control Agreements. The Company has entered into severance arrangements with each of its named executive officers. A summary of the details are as follows:

Executive Chairman and Chief Executive Officer: (1) If the Officer’s employment with the Company is terminated at any time by the Company without cause, the officer receives severance benefits; and (2) upon the change of control within 24 months immediately following a change in control, the officer’s employment is terminated by the Company without cause or the officer terminates his employment with the Company for good reason, the officer shall be entitled to severance benefits as outlined below.

Chief Financial Officer: within 12 months immediately following a change in control, the officer’s employment is terminated by the Company without cause or the officer terminates his employment with the Company for good reason, the officer shall be entitled to severance benefits as outlined below.

The named executive officer will receive the following benefits:

●	Severance pay in an amount equal to a multiple (2.0x in the case of Peter R. Chase and Adam P. Chase and 1.0x in the case of Christian J. Talma) of the greater of the named executive’s annual salary in effect prior to the change in control or his annual salary in effect immediately prior to termination. For these purposes, the named executive officer’s salary will include bonuses, calculated by taking the average of the prior two years’ annual bonuses.
●	Continued participation in benefits in effect for the named executive as of the date of termination, subject to the terms and conditions of the respective plans and applicable law, for a period of one year following the termination date, or two years in the case of Adam P. Chase.

If terminated for cause, the named executive shall be entitled to his salary through the period ending with the date of such termination and any accrued benefits. In case of death, disability or retirement, the named executive shall be entitled to such benefits as may be provided to him pursuant to the Company’s employee benefit plans.

Restricted Stock and Option Awards. Under the terms of the applicable restricted stock awards, in the event of a termination without cause, unvested restricted stock awards will vest on a prorated basis through the date of termination.

In the event of a “change in control” as defined in the applicable award, unvested shares of restricted stock will automatically vest, and the vesting of outstanding but unvested stock options may be accelerated, at the discretion of the Board of Directors. For purposes of the table below, we have assumed the accelerated vesting of stock options upon the occurrence of a change in control.

Amounts that would have been owed to our named executive officers upon termination or a change of control assuming a triggering event took place on August 31, 2020, the last day of the Company’s most recently completed fiscal year, are presented below.

				After
				Change in
				Control
				Termination
			Before	without
			Change in	Cause or by
			Control	the
			Termination	Executive	Disability,
		Voluntary or	without	for Good	Death or	Change in
Name	Benefit	For Cause	Cause	Reason	Retirement	Control
Peter R. Chase	Salary (1)	—	$960,000	$960,000	—	—
	Non-Equity Incentive Plan Compensation	—	—	—	—	—
	Medical Benefits	—	14,446	14,446	—	—
	All Other Compensation	—	15,075	15,075	—	—
	Acceleration of Stock Options (2)	—	—	—	—	—
	Acceleration of Restricted Stock	—	—	—	—	—
	Total	$—	$989,521	$989,521	$—	$—
Adam P. Chase	Salary (1)	—	$907,200	$907,200	—	—
	Non-Equity Incentive Plan Compensation	—	845,913	845,913	—	—
	Medical Benefits	—	40,103	40,103	—	—
	All Other Compensation	—	156,976	156,976	—	—
	Acceleration of Stock Options (2)	—	—	—	—	—
	Acceleration of Restricted Stock	—	594,136	1,635,761	$594,136	$1,635,761
	Total	$—	$2,544,328	$3,585,953	$594,136	$1,635,761
Christian J. Talma	Salary (1)	—	—	$232,000	—	—
	Non-Equity Incentive Plan Compensation	—	—	116,810	—	—
	Medical Benefits	—	—	20,052	—	—
	All Other Compensation	—	—	24,069	—	—
	Acceleration of Stock Options (2)	—	—	—	—	—
	Acceleration of Restricted Stock	—	$213,646	605,422	$213,646	$605,422
	Total	$—	$213,646	$998,352	$213,646	$605,422

(1)	Salary amounts utilized in the above calculation include the effects of the temporary 20% reduction put in place on all named executive officers on May 4, 2020 as approved by the Board of Directors and the Compensation and Management Development Committee. Temporary reduction made in light of the disruption and uncertainty created by the global COVID-19 pandemic and resulting impact on business conditions.
(2)	Acceleration of stock options above does not include the effects of unvested stock options with an exercise price of greater than $97.57, the closing price of our common stock on August 31, 2020 as reported by the NYSE American. The exercise prices of all unvested stock options held by the named executive officers at August 31, 2020 were all greater than $97.57.

The Company will pay outplacement services for a period of up to one year for the Executive Chairman and the Chief Executive Officer if employment with the Company is terminated at any time without cause or for good reason within 24 months following a change in control. The Company will pay outplacement services for a period of up to one year for the Chief Financial Officer if employment with the Company is terminated within 12 months following a change in control by either the Company without cause or by the Chief Financial Officer for good reason. These services are not reflected in the table above, as the amount cannot be determined.

Other Executive Plans

2013 Equity Incentive Plan. The 2013 Equity Incentive Plan (the “2013 Plan”) provides for the grant of stock options (both non-statutory options or “NSOs” and, in the case of employees, incentive stock options or “ISOs”), restricted stock, performance awards (including cash), dividend equivalents, deferred stock and unrestricted stock. Unless otherwise determined by the Committee, awards may not be transferred except by will or by the laws of descent and distribution, until the award has been exercised and all restrictions have lapsed, as applicable. The number of shares subject to grant under the 2013 Plan is 1,200,000. The maximum number of awards that may be issued to any person in any fiscal year is 500,000 shares. The maximum annual cash award that may be issued to any person is $3,000,000. As of August 31, 2020, 949,398 shares of the Company’s common stock reserved under the 2013 Plan remained available for future issuance.

Non-Qualified Retirement Savings Plan. The Company maintains a non-qualified Supplemental Savings Plan covering selected employees, including the named executive officers. The Supplemental Savings Plan covers those employees of the Company who from time to time may be designated by the Board of Directors and who meet other eligibility and salary criteria.  For fiscal 2020, the Company’s Chief Executive Officer was the only named executive officer who participated in the plan.  Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan. The following table gives details relating to our named executive officers’ participation in this plan.

Non-Qualified Deferred Compensation for 2020

		Executive	Registrant	Aggregate Earnings
		Contributions in	Contributions in	(Loss) in	Withdrawals	Aggregate Balance at
Name	Fiscal Year	Fiscal Year ($)(1)	Fiscal Year ($)(2)	Fiscal Year ($)(3)	Fiscal Year ($)(3)	Fiscal Year End ($)(4)
Adam P. Chase	2020	22,985	18,624	11,991	—	189,278

(1)	Amounts in this column are included in the “Salary” column in the Summary Compensation Table.
(2)	Amounts in this column are included in the “All Other Compensation” column in the Summary Compensation Table.
(3)	Amounts in this column are not included in the Summary Compensation Table.
(4)	This column includes amounts in the named executive officer’s total deferred compensation account as of the last day of the fiscal year. In addition to the contribution for fiscal 2020, this column reports the portion of the aggregate balance that was reported as compensation in the Summary Compensation Table in each of the Company’s previous proxy statements and also includes aggregate earnings on previously contributed amounts (if any).

All payments under the Supplemental Savings Plan to participants or their designated beneficiaries will be made in a lump sum. Distribution of these amounts will commence no later than the end of the year in which the participant has separated from service with the Company.

Effective January 1, 2017 (during fiscal year 2017), Peter R. Chase, Executive Chairman, entered a separation of service letter with the Company, reducing the level of services that he performs as the Executive Chairman to no more than 20% of the average level of services performed in the previous 36 months. In doing so, he qualified for payout of his benefits under the non-qualified Supplemental Savings Plan. Mr. Chase’s balance in the plan was distributed in full in July 2017 (fiscal 2017). Mr. Chase continues to serve as a director and as the Chairman of the Board of Directors.

Pension Plans.  The Company maintains a tax-qualified defined benefit pension plan (“Pension Plan for Employees of Chase Corporation”) and a non-qualified excess benefit plan (“Supplemental Pension Plan”).  The qualified pension plan covers substantially all employees of certain businesses of the Company who have attained the age of 21 and have completed six months of service.  The Supplemental Pension Plan covers those employees of the Company who from time to time may be designated by the Board of Directors and who meet other eligibility and salary criteria.  Currently, the Company’s Executive Chairman and the Company’s Chief Executive Officer have been designated by the Board of Directors as being covered by the excess benefit plan.  Benefits under the qualified pension plan are determined based on final average base earnings (subject to Code-imposed limits on compensation and excluding bonuses, overtime, and other extraordinary amounts) and total years of service with the Company (up to a maximum of 40 years).  Benefits under the Supplemental Pension Plan are determined based on final average earnings (including base salary and incentive based bonuses and without regard to Code-imposed limits on compensation) and total years of service with the Company.  A participant becomes fully vested in the Supplemental Pension Plan benefits upon completion of five years of service with the Company. Benefits are payable upon the participant’s separation from service with the Company, including the participant’s retirement or death. Benefits under the Supplemental Pension Plan are paid out on a monthly basis over a period of ten years.

The following table shows the actuarial present value of the accumulated benefits for each of the named executive officers at the end of fiscal 2020. The change in this present value between each fiscal year is reflected in the summary compensation table above.

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)
Peter R. Chase	Pension Plan for Employees of Chase Corporation	maximum	$—	—
	Supplemental Pension Plan	maximum	$9,359,785	1,554,708
Adam P. Chase	Pension Plan for Employees of Chase Corporation	22	$477,669	—
	Supplemental Pension Plan	22	$781,324	—

Effective January 1, 2017 (during fiscal year 2017), Peter R. Chase, Executive Chairman, entered a separation of service letter with the Company, reducing the level of services that he performs as the Executive Chairman to no more than 20% of the average level of services performed in the previous 36 months. In doing so, he qualified for payout of his benefits under the Supplemental Pension Plan. His first payment occurred in July 2017, six months after entering the separation of services agreement, continued through fiscal 2018, 2019 and 2020 and are anticipated to continue on a monthly basis over a period of ten years.

See the Notes to financial statements found in Item 8 of the Company’s Annual Report on Form 10-K for more information about the Company’s pension plans. For participants who were employed prior to May 1, 1995 or are covered by a collective bargaining agreement, the monthly benefit is equal to the excess of (a) over (b) plus (c), where:

(a)	is 1.5% of the participant’s final average compensation multiplied by credited service up to a maximum of 35 years;
(b)	is 0.6% of the participant’s final average covered compensation multiplied by credited service up to a maximum of 35 years; and
(c)	is 0.8% of the participant’s average monthly compensation multiplied by credited service in excess of 35 years to a maximum of 40 years.

For participants who were employed on or after May 1, 1995 and before December 1, 2008, and are not covered by a collective bargaining agreement, the monthly benefit is equal to the excess of (a) over (b) plus (c), where:

(a)	is 0.75% of the participant’s final average compensation multiplied by credited service up to a maximum of 35 years;
(b)	is 0.3% of the participant’s final average covered compensation multiplied by credited service up to a maximum of 35 years; and
(c)	is 0.4% of the participant’s average monthly compensation multiplied by credited service in excess of 35 years to a maximum of 40 years.

Effective December 1, 2008, we adopted a soft freeze in the qualified pension plan whereby no new employees hired will be admitted to the plan, with the exception of the International Association of Machinists and Aerospace Workers Union. Effective July 15, 2012, we adopted a soft freeze for the International Association of Machinists and Aerospace Workers Union. All participants admitted to the plan prior to December 1, 2008 and in the case of the International Association of Machinists and Aerospace Workers Union, prior to July 15, 2012, will continue to accrue benefits as detailed in the plan agreements.

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the total annual compensation of our employees and the total annual compensation of our Chief Executive Officer, Adam P. Chase.

For fiscal 2018, we identified our median compensated employee as of June 30, 2018, out of our total global employee population of 751 employees at the time, using a Consistently Applied Compensation Measure (“CACM”) of gross payroll earnings for the year-to-date period ending on such date. Gross payroll earnings consist of all compensation elements appearing in payroll records for each individual, which primarily includes base salary or wages, overtime, bonuses, and other pay components. For purposes of determining the median employee, the pay of those permanent employees that were hired or joined the Company after September 1, 2017 through June 30, 2018 was adjusted to reflect the full period’s gross payroll earnings. Where applicable, gross payroll earnings were converted to U.S. dollars using the average foreign exchange rates from September 1, 2017 through June 30, 2018.

Under applicable SEC rules, we are required to identify our median employee at least once every three years. There were no changes to our employee population or employee compensation arrangements during 2019 and 2020 that we believe would significantly impact our pay ratio disclosure, and therefore we concluded that we could continue to use the median employee identified in fiscal 2018.

For our fiscal year ended August 31, 2020, our median employee identified as described above had total compensation, determined in accordance with applicable SEC rules, of $42,579. As reported in the Summary Compensation Table, the 2020 annual total compensation for our Chief Executive Officer, Adam P. Chase, was $4,283,400, resulting in a pay ratio of 101:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Compensation of Directors

The following table shows how non-employee Directors of the Company are compensated for service on both the Board of Directors and the Committees of the Board of Directors for both the twelve-month period ending January 31, 2021 (the “2021 Term”) and for the twelve-month period ended January 31, 2020 (the “2020 Term”). The Company’s fiscal 2020 comprises five months of the 2020 Term and seven months of the 2021 Term.

	2021 Term		2020 Term
	Cash	Stock Awards	Cash	Stock Awards
	($) (a)	($) (b)	($)	($) (b)
Annual retainer	$45,000	$60,000	$45,000	$60,000
Committee membership (all members):
Audit	3,750	3,750	3,750	3,750
Compensation and Management Development	2,500	2,500	2,500	2,500
Nominating and Governance	1,875	1,875	1,875	1,875
Committee chairperson (in addition to Committee membership):
Audit	7,500	7,500	7,500	7,500
Compensation and Management Development	5,000	5,000	5,000	5,000
Nominating and Governance	3,750	3,750	3,750	3,750

(a)	In light of the disruption and uncertainty created by the global COVID-19 pandemic and resulting impact on business conditions, on May 4, 2020, the Board of Directors of the Company and Compensation and Management Development Committee of the Board approved a temporary 20% reduction in the cash compensation of the non-employee members of the Board, including those on the Committee. The above schedule reflects cash compensation amounts in effect prior to this reduction.
(b)	The stock awards reflect the restricted stock issued on February 4, 2020 with a grant date fair value of $95.59 per share and February 5, 2019 with a grant date fair value of $101.92 per share for the 2021 Term and 2020 Term, respectively.

Under the compensation policy noted above, the Compensation and Management Development Committee authorized a grant of an aggregate of 4,906 shares of restricted stock to non-employee members of the Board of Directors as compensation for their service to be performed for the period ending January 31, 2021. This restricted stock will vest on February 1, 2021, at which time the shares of common stock will be issued. The number of shares granted to each Director for the 2021 Term is equal to $60,000 divided by the closing price of the Company’s common stock at the time of grant, except that it additionally takes into consideration each Director’s involvement as a member or chairperson of any of the various committees of the Board as outlined above. If a Director notifies the Company of his or her election prior to January 1 of the relevant calendar year, any portion of the cash retainer may be taken in shares of stock, issued in equal quarterly installments.

Non-Qualified Retirement Savings Plan for the Board of Directors. The Company maintains the Non-Qualified Retirement Savings Plan for the Board of Directors. Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan.

The following table summarizes the total compensation paid to the directors who are not employees of the Company during fiscal 2020:

	Fees Earned
	or Paid in
	Cash	Stock Awards	Total
	($)	($) (a)	($)
Mary Claire Chase	$42,000	$60,000	$102,000
Thomas D. DeByle	51,708	73,750	125,458
John H. Derby III	44,333	62,500	106,833
Lewis P. Gack	50,375	65,625	116,000
Chad A. McDaniel	49,583	68,125	117,708
Dana Mohler-Faria	50,750	69,375	120,125
Thomas Wroe, Jr.	50,750	69,375	120,125

(a)	The stock awards reflect the restricted stock issued on February 4, 2020 with a grant date fair value of $95.59 per share. The shares of restricted stock will vest at the conclusion of the current one-year service period.

As of August 31, 2020, none of the non-employee directors held outstanding stock options.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is seeking the approval of its shareholders of an advisory resolution regarding the compensation of our named executive officers, as disclosed in this proxy statement under the section titled “Executive Officer and Director Compensation—Compensation Discussion and Analysis” and “—Executive Compensation.” While this shareholder vote on executive compensation is only an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its shareholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section, the primary objective of our executive compensation program is to attract, retain and reward executive officers who contribute to our long-term success. We believe this requires a competitive compensation structure as compared to companies of a similar size in the same or similar industries in the region. Additionally, we seek to align a significant portion of executive officer compensation to the achievement of specified Company performance goals. Incentive cash bonuses are included to drive executive performance by having pay at risk so that a significant portion of potential annual cash compensation is tied to an Adjusted EBITDA-based target. We also include performance-based equity grants with an additional time-based vesting component as a significant element of prospective executive compensation (comprising 50% of the total equity component target value for both our Chief Executive Officer and Chief Financial Officer). Consequently, the value of a portion of an executive’s compensation is both dependent upon company-wide performance measures and tied directly to the performance of our common stock through targets based on earnings per share and return on invested capital. Restricted stock awards and stock option grants, each with time-based vesting provisions, collectively represent the remaining portions of our equity incentive program, and are designed to align executive incentives with long-term shareholder interests. For fiscal 2020, an additional non-recurring equity retention grant in the form of time-based vesting restricted stock and stock options was included within the Chief Executive Officer’s and Chief Financial Officer’s total compensation.

We urge shareholders to read the Compensation Discussion and Analysis section above, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and the related compensation tables and narrative above which provide detailed information on the compensation of our named executive officers.

In light of the above, the Compensation and Management Development Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis section above are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company’s success.

Principal Effects of Approval or Non-Approval of the Proposal

The approval of the compensation of the named executive officers, commonly known as a “say-on-pay” resolution, is non-binding on the Board of Directors. As stated above, although the vote is non-binding, the Board and the Compensation and Management Development Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Frequency of Advisory Votes

Shareholders will have an opportunity to cast an advisory vote on the frequency of say-on-pay resolutions at least every six years. Following the 2018 annual meeting of shareholders, the Board of Directors determined to hold say-on-pay votes on an annual basis. The next advisory vote on the frequency of the say-on-pay vote will occur at the 2024 annual meeting of shareholders.

Vote Required

The non-binding approval of the compensation of the named executive officers by the shareholders requires the approval of a majority of the votes cast by the shareholders entitled to vote on this proposal at the Meeting. Abstentions, broker non-votes, and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election. Proxies solicited by the Board will be voted to approve the compensation of the named executive officers unless a shareholder has indicated otherwise in the proxy.

OUR BOARD RECOMMENDS A VOTE FOR THE NON-BINDING, ADVISORY PROPOSAL TO APPROVE THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Audit Committee approves the selection of Grant Thornton LLP (“Grant Thornton”), to serve as the Company’s independent registered public accounting firm for its current fiscal year (which ends August 31, 2021). Grant Thornton served as the Company’s independent registered public accounting firm in connection with the audit for the fiscal year ended August 31, 2020. Representatives of Grant Thornton will attend the Meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

PricewaterhouseCoopers LLP (“PwC”) served as the Company’s independent auditors until February 2019. The Company’s Audit Committee dismissed PwC on February 6, 2019, effective following the issuance of the Company’s Quarterly Report on Form 10-Q for the period ended February 28, 2019. PwC’s reports on the Company’s financial statements for the fiscal years ended August 31, 2018 and 2017 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company’s fiscal years ended August 31, 2018 and 2017 and the subsequent interim period through February 6, 2019, there were (a) no “disagreements” (within the meaning of Item 304(a) of Regulation S-K) with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have cause it to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements of the Company; and (b) no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K), except for the material weakness in internal control over financial reporting that existed as of August 31, 2018 related to the review of cash flow forecasts used in the valuation of customer relationship intangible assets acquired in a business combination.

On April 2, 2019, following the completion of a competitive process by the Audit Committee to identify and appoint a successor to PwC, the Audit Committee approved the engagement of Grant Thornton as the Company’s independent registered public accounting firm. During the Company’s fiscal years ended August 31, 2018 and 2017 and the subsequent interim period through April 2, 2019, neither the Company nor anyone on its behalf consulted with Grant Thornton on any matter that (i) involved the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) was either the subject of a “disagreement”, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a “reportable event”, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided PwC and Grant Thornton with a copy of the disclosure required by Item 304(a) of Regulation S-K prior to the time this proxy statement was filed with the SEC. In the event that PwC or Grant Thornton believed the disclosures were incorrect or incomplete, each was permitted to express its views in a brief statement to be included in this proxy statement. Neither submitted such a statement.

Audit and Non-Audit Fees

The following table sets forth fees for services provided by Grant Thornton LLP, and our predecessor auditor PricewaterhouseCoopers LLP, during fiscal years 2020 and 2019:

	2020	2019
Audit Fees to Grant Thornton LLP (1)	$1,071,496	$1,071,401
Audit Fees to PricewaterhouseCoopers LLP (1)	65,000	512,061
Audit-related fees (2)	—	—
Tax fees (3)	15,900	54,700
All other fees (4)	—	—
Total	$1,152,396	$1,638,162

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements. Audit fees in both fiscal years include services related to the review of the Company’s internal control over financial reporting.
(2)	Represents fees, if any, for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported in footnote (1) above.
(3)	Represents fees for services provided in connection with the Company’s tax compliance and tax consulting including preparation of the Company’s federal and state tax returns.
(4)	Represents fees, if any, for services provided to the Company not otherwise included in the categories above.

In accordance with its charter, the Audit Committee approves in advance any non-audit services provided by the independent registered public accounting firm, including tax planning services which will exceed $20,000 per project, before the services are rendered. In some cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve certain services, and such pre-approvals are communicated to the full Audit Committee at its next meeting. During fiscal years 2020 and 2019, all services were approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

Vote Required and Board of Directors Recommendation

The ratification of the selection of the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter at the Meeting. As a result, abstentions, broker non-votes and the failure to submit a proxy or vote at the Meeting will have no effect on the outcome. If the Company’s shareholders do not ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm, the Audit Committee will reconsider its selection.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP, INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS AS AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 2021.

Delinquent Section 16(a) Reports

The Company’s directors, executive officers and ten percent shareholders file reports with the SEC indicating the number of shares of any class of the Company’s equity securities that they owned when they became a director, executive officer or ten percent shareholder and, after that, any changes in their ownership of the Company’s equity securities. On January 31, 2020, Lewis P. Gack sold 100 shares of Chase common stock for which a Form 4 was filed on February 5, 2020. Other than as noted above, and based solely upon a review of these reports on Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that all reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the most recent fiscal year.

Deadlines for Submitting Shareholder Proposals

Any shareholder who wishes to present a proposal for consideration at next year’s annual meeting, or to nominate a person as a candidate for election to the board directly, must give written notice to us at our principal executive offices between August 24, 2021 and September 23, 2021, including the information required by our amended and restated Bylaws. Under Rule 14a-8 of the Exchange Act, if you desire that such proposal be included in our proxy statement and proxy card for next year’s annual meeting, you must give written notice to us no later than August 24, 2021. Any such proposal must also comply with the other requirements of that rule.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020, filed with the Securities and Exchange Commission, may be obtained, without charge, by writing to Chase Corporation, Attn: Investor Relations, 295 University Avenue, Westwood, Massachusetts 02090. The Company’s Annual Report on Form 10-K is also available free of charge through the Company’s website at www.chasecorp.com.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or telephone number: Chase Corporation, Attn: Investor Relations, 295 University Avenue, Westwood, Massachusetts 02090 (telephone 781-332-0700). If you wish to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Miscellaneous

The Company’s management is not aware of any business that will come before the Meeting except the matters described in the notice.  If other business is properly presented for consideration at the Meeting, then your proxy will confer discretionary authority to vote on such business. It is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

In the event that a quorum is not present when the Meeting is convened, it is intended to vote the proxies in favor of adjourning from time to time until a quorum is obtained.

By order of the Board of Directors,

George M. Hughes
Corporate Secretary

Proxy Card Reproduction

CHASE CORPORATION
295 UNIVERSITY AVENUE
WESTWOOD, MA 02090

During The Meeting - Go to www.virtualshareholdermeeting.com/CCF2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

For All	Withhold All	For All Except
☐	☐	☐

____

1. Election of Directors

Nominees

01) Adam P. Chase
02) Peter R. Chase
03) Mary Claire Chase
04) Thomas D. DeByle
05) John H. Derby III
06) Chad A. McDaniel
07) Dana Mohler-Faria
08) Joan Wallace-Benjamin
09) Thomas Wroe, Jr.

SHARES
CUSIP #
SEQUENCE #

02 0000000000

0000476962_1 R1.0.1.18

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 02/03/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. CHASE CORPORATION 295 UNIVERSITY AVENUE WESTWOOD, MA 02090 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 02/03/2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01. Adam P. Chase 06. Lewis P. Gack 02. Peter R. Chase 07. Chad A. McDaniel 03. Mary Claire Chase 08. Dana Mohler-Faria 04. Thomas D. DeByle 09. Thomas Wroe, Jr. 05. John H. Derby III The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Advisory vote on the compensation of our named executive officers. For 0 0 Against 0 0 Abstain 0 0 3. To ratify the appointment of Grant Thornton LLP as the corporation’s independent registered public accounting firm for the fiscal year ending August 31, 2020. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 0000433198_1 R1.0.1.18 SHARES CUSIP # JOB #SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

CHASE CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TUESDAY, FEBRUARY 2, 2021
WWW.VIRTUALSHAREHOLDERMEETING.COM/CCF2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED, REVOKING ALL PRIOR PROXIES, HEREBY APPOINTS PETER R. CHASE AND GEORGE M. HUGHES, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE, AS SPECIFIED HEREIN, ALL SHARES OF THE CORPORATION'S COMMON STOCK THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PRESENT AT THE ANNUAL MEETING, TO BE HELD AT 9:30 A.M. ON TUESDAY, FEBRUARY 2, 2021 VIRTUALLY AT WWW.VIRTUALSHAREHOLDERMEETING.COM/CCF2021, AND AT ANY ADJOURNMENT THEREOF, AND HEREBY CONFERS UPON THE PROXIES, AND EACH OF THEM, DISCRETIONARY AUTHORITY TO VOTE UPON ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING AND WITH RESPECT TO WHICH DISCRETIONARY AUTHORITY MAY BE GRANTED.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

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(Continued and to be signed on the reverse side.)